         As Filed with the Securities and Exchange Commission on April 5, 1999.


                                                      Registration No. 333-31491

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         POST-EFFECTIVE AMENDMENT NO. 1


              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
             (formerly First North American Life Assurance Company)
                           (Exact Name of Registrant)

                                    NEW YORK
         (State or Other Jurisdiction of Incorporation or Organization)

                 555 Theodore Fremd Avenue, Rye, New York 10580
                                 (914) 921-1020
   (Address of Registrant's Principal Executive Offices and Telephone Number)

       13-3646501                                    6355
(I.R.S. Employer Number)        (Primary Standard Industrial Classification Code
                                                    Number)



         A. Scott Logan, President                         Copy to:

The Manufacturers Life Insurance Company of          J. Sumner Jones, Esq.
                 New York                            Jones & Blouch L.L.P.
         555 Theodore Fremd Avenue             1025 Thomas Jefferson Street N.W.
            Rye, New York 10580                       Washington DC 20007
              (914) 921-1020
  (Name and Address of Agent for Service)

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM S-1


Form S-1 Item No. and Caption                                Prospectus Heading
-----------------------------                                ------------------
1. Forepart of the Registration Statement and Outside        Cover Pages
   Front Cover of Prospectus

2. Inside Front and Outside Back Cover Pages of Prospectus   Cover Pages

3. Summary Information, Risk Factors and Ratio of Earnings   Summary
   to Fixed Charges

4. Use of Proceeds                                           The Manufacturers Life Insurance Company of New York

5. Determination of Offering Price                           Not Applicable

6. Dilution                                                  Not Applicable

7. Selling Security Holders                                  Not Applicable

8. Plan of Distribution                                      The Manufacturers Life Insurance Company of New York -
                                                             Distribution of the Contract

9. Description of Securities to be Registered                Description of the Contract and Guarantees, The
                                                             Manufacturers Life Insurance Company of New York

10. Interests of Named Experts and Counsel                   Not Applicable

11. Information with Respect to the Registrant               The Manufacturers Life Insurance Company of New York

12. Disclosure of Commission Position on Indemnification     Not Applicable
    for Securities Act Liabilities

                                     PART 1


                      INFORMATION REQUIRED IN A PROSPECTUS

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                             Annuity Service Office
                             Corporate Center at Rye
                            555 Theodore Fremd Avenue
                               Rye, New York 10580
                                 (800) 551-2078

                     Annuity Service Office Mailing Address
                                  P.O. Box 9013
                              Boston, MA 02205-9013


                                   VENTURE MVA

                         DEFERRED FIXED ANNUITY CONTRACT
                                NON-PARTICIPATING

         This prospectus describes Venture Market Value Adjusted Annuity ("Venture MVA"), a single payment deferred fixed annuity contract designed to provide retirement programs for eligible individuals and retirement plans. The contract is offered by The Manufacturers Life Insurance Company of New York ("we," "us", or "Manulife New York"). As used herein, "you" refers to the owner of a contract.

-        You make a single purchase payment for the contract.
             -- The minimum purchase payment is $5,000.
             -- The maximum purchase payment (without our prior approval) is
                $500,000.

- You may not make additional purchase payments for a contract but may purchase additional contracts at the then prevailing rates and terms.

- You designate the guarantee period to which we allocate your purchase payment.

- You select one or more annuity options or an alternate form of settlement acceptable to us.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE FIXED ACCOUNT AND THE CONTRACT THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING.

BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE GUARANTEED INTEREST RATES OFFERED BY US AT THE TIME OF WITHDRAWAL, TRANSFER OR THE START OF ANNUITY PAYMENTS MAY BE HIGHER THAN THE GUARANTEED INTEREST RATE APPLIED TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT YOU RECEIVE UPON WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE REDUCED BY THE MARKET VALUE ADJUSTMENT AND MAY BE LESS THAN YOUR ORIGINAL INVESTMENT IN THE CONTRACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, (THE "SEC"). NEITHER THE SEC NOR ANY STATE HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS WITH, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR ANY AFFILIATE THEREOF, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.


                   The date of the prospectus is May 1, 1999.

                                TABLE OF CONTENTS

SPECIAL TERMS...................................................................
SUMMARY.........................................................................
         Description of the Contract............................................
         Information About Manulife New York....................................
         Available Information..................................................
DESCRIPTION OF THE CONTRACT.....................................................
     ACCUMULATION PERIOD PROVISIONS.............................................
         Purchase Payment.......................................................
         Guarantee Periods......................................................
         Transfers Among Guarantee Periods......................................
         Telephone Transactions.................................................
         Renewals...............................................................
         Withdrawals............................................................
         Death Benefit During Accumulation Period...............................
     PAY-OUT PERIOD PROVISIONS..................................................
         General................................................................
         Annuity Options........................................................
         Death Benefit During Pay-out Period....................................
     OTHER CONTRACT PROVISIONS..................................................
         Right to Review Contract...............................................
         Ownership..............................................................
         Beneficiary............................................................
         Annuitant..............................................................
         Modification...........................................................
         Our Approval...........................................................
     MARKET VALUE ADJUSTMENT....................................................
     CHARGES AND DEDUCTIONS.....................................................
         Withdrawal Charge......................................................
         Reduction or Elimination of Withdrawal Charge..........................
         Taxes..................................................................
ADDITIONAL INFORMATION ABOUT MANULIFE NEW YORK..................................
         Description of Business................................................
         Management Discussion & Analysis.......................................
         Selected Financial Data................................................
         Our Officers and Directors.............................................
         Executive Compensation.................................................
         Our Separate Account G.................................................
         Distribution of the Contract ..........................................
         Confirmation Statements................................................
         Legal Proceedings......................................................
         Legal Matters..........................................................
         Independent Auditors...................................................
         Notices and Reports to Contract Owners.................................
         Contract Owner Inquiries...............................................
FEDERAL TAX MATTERS.............................................................
         Introduction...........................................................
         Our Tax Status.........................................................
         Taxation of Annuities in General.......................................
         Qualified Retirement Plans.............................................
         Federal Income Tax Withholding.........................................
APPENDIX A - EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE.......................
APPENDIX B - MARKET VALUE ADJUSTMENT EXAMPLES...................................
APPENDIX C - STATE PREMIUM TAXES................................................
OUR FINANCIAL STATEMENTS........................................................

                                  SPECIAL TERMS



Annuitant           Any individual person or persons to whom annuity payments
                    are made and whose life is used to determine the duration of annuity payments involving life contingencies. The annuitant is as designated on the contract or in the application, unless changed.

Annuity Option      One of several alternative methods by which payment
                    of the proceeds may be made.

Beneficiary         The individual person, persons or entity to whom we pay the death benefit proceeds following the death of the owner, or in certain circumstances, an annuitant.

Contingent          The individual person, persons or entity who becomes the
Beneficiary         beneficiary if the beneficiary is not alive.

Contract            The anniversary of the contract date.
Anniversary

Contract Date       The date we issue the contract, as designated on the
                    contract specifications page.

Contract Value      The sum of the net purchase payment for the contract and
                    accrued interest, less the sum of any withdrawals and any administration fee, adjusted for any transfer market value adjustment.

Contract Year       The period of twelve consecutive months beginning on the
                    contract date or any anniversary thereafter.


Code                The Internal Revenue Code of 1986, as amended.

Designated          For purposes of section 72(s) of the Code, the "designated
Beneficiary         beneficiary" under the contract is the individual who is
                    entitled to receive the amounts payable on death, or if any owner is not an individual, on any change in (or death) of the annuitant or co-annuitant.

Due Proof of Death  Due proof of death is required upon the death of the owner or annuitant, as applicable. One of the following must be received at our Annuity Service Office:

                           (a)      A certified copy of a death certificate;

                           (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

                           (c)      Any other proof satisfactory to us.

                    Death benefits will be paid within 7 days of receipt of due proof of death and all required claim forms at our Annuity Service Office.




Fixed Account       The Manufacturers Life Insurance Company of New York
                    Separate Account G, which is one of our separate accounts.

Fixed Annuity       An annuity option with payments which are predetermined and guaranteed as to dollar amount.

General Account     All of our assets other than assets in our separate
                    accounts.

Gross Withdrawal    The portion of the contract value specified by the owner for
Value               a full or partial withdrawal. Such amount is determined
                    prior to the application of any withdrawal charge, annual administration fee and market value adjustment.

Initial Guarantee   The period of time during which the initial guaranteed
Period              interest rate is in effect.

Initial Guaranteed  The compound annual rate used to determine the interest
Interest Rate       earned on the net purchase payment during the initial
                    guarantee period.

Market Value        An adjustment to amounts that are withdrawn,
Adjustment          transferred or annuitized prior to the end of the guarantee period. It may increase or decrease the amount available for transfer, withdrawal or annuitization.

Maturity Date       The date on which annuity benefits commence. It is the date specified on the contract specifications page, unless changed. The date specified may not be later than the annuitant's 90th birthday.

Net Purchase        The purchase payment less the amount of premium tax, if any,
Payment             deducted from the payment.

Non-Qualified       Contracts which are not issued under Qualified Plans.
Contracts

Owner or            The individual person, persons or entity entitled to the
Contract Owner      ownership rights under the contract. The owner is as
                    designated on the contract specifications page or in the application, unless changed.

Payment or          An amount paid by a contract owner to us as consideration
Purchase Payment    for the benefits provided by the contract.

Qualified           Contracts issued under Qualified Plans.
Contracts

Qualified Plans     Retirement plans which receive favorable tax treatment under section 401, 403, 408 or 408A of the Code.

Renewal Amount      The contract value at the end of the initial guarantee
                    period or at the end of a renewal guarantee period.


Renewal Guarantee   The period of time during which a renewal guaranteed
Period              interest rate is in effect.

Renewal Guaranteed  The compound annual rate used to determine the interest
Interest Rate       earned on a renewal amount during a renewal guarantee
                    period. In no event shall this rate be less than 3%.

Separate Account    A segregated account that is not commingled with our
                    general assets and obligations.

                                     SUMMARY

DESCRIPTION OF THE CONTRACT

         The Contract. The contract is a single purchase payment deferred fixed annuity contract. It provides for the accumulation of the contract value and the payment of annuity benefits on a fixed basis.

         Retirement Plans. We may issue the contract pursuant to either non-qualified retirement plans or plans qualifying for special income tax treatment under the Internal Revenue Code of 1986, as amended, (the "Code") ("Qualified Plans"). Qualified Plans include individual retirement accounts and annuities (including Roth IRAs), pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans) and tax-sheltered annuities (see "QUALIFIED RETIREMENT PLANS"). If you are considering purchasing a contract for use in connection with a Qualified Plan, you should consider, in evaluating the suitability of the contract, that it allows only a single premium purchase payment in an amount of at least $5,000.

         Purchase Payments. You make your purchase payment to us at our Annuity Service Office. We allocate your purchase payment to the guarantee period which you designate.

-        The minimum purchase payment for a contract is $5,000.

- The maximum purchase payment which you may make without our prior approval is $500,000.

         While we will not accept additional purchase payments for a contract, you may purchase additional contracts at the then prevailing rates and terms.

         Prior to the maturity date and at our option, we may cancel a contract after the third contract anniversary if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. This cancellation privilege may vary in certain states to comply with the requirements of their insurance laws and regulations (see "PURCHASE PAYMENTS").

         Guarantee Periods. We currently offer ten guarantee periods under the contract: one year through ten years. We may offer additional guarantee periods for any yearly period from one to twenty years (see "INVESTMENT OPTIONS").

         Transfers Among Guarantee Periods. Before the maturity date, you may transfer the entire contract value to a different guarantee period at any time by giving us written notice or by telephone if you have authorized us in writing to accept telephone transfer requests:

-        You may transfer amounts only once per contract year.

-        You must transfer the entire amount of the account.

         Amounts transferred will be subject to a transfer market value adjustment (see "TRANSFERS AMONG INVESTMENT OPTIONS").

         Telephone Transfers. You may request transfers or withdrawals by telephone (see "TELEPHONE TRANSACTIONS").

         Renewals. At the end of a guarantee period, you may choose a renewal guarantee period from any of the then existing guarantee period options, at the then current interest rates (see "RENEWALS").

         Withdrawals. Before the earlier of the maturity date or the death of the contract owner, you may withdraw all or a portion of the contract value.

         - You must withdraw at least $300 or, if less, the entire contract value.

         - If a partial withdrawal (plus any applicable withdrawal charge and after giving effect to any market value adjustment) reduces the contract value to less than $300, we will treat the partial withdrawal as a total withdrawal.

         We may impose a withdrawal charge and market value adjustment (see "WITHDRAWALS"). A withdrawal may be subject to income tax and a 10% penalty tax (see "FEDERAL TAX MATTERS").

         Confirmation Statements. We will send you confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy and should report any mistake immediately to our Annuity Service Office. If you fail to report any mistake to our Annuity Service Office within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

         Death Benefits. We will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. The death benefit equals the contract value. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, we will treat the death of any annuitant as the death of an owner.

         We will determine the death benefit as of the date we receive written notice and proof of death and all required claim forms at our Annuity Service Office.

         Annuity Payments. We offer a variety of fixed annuity options. Periodic annuity payments will begin on the maturity date. You select the maturity date, frequency of payment and annuity option (see "PAY-OUT PERIOD PROVISIONS").

         Ten Day Review. Within 10 days of your receipt of a contract, you may cancel the contract by returning it to us or your registered representative (see "RIGHT TO REVIEW CONTRACT").

         Market Value Adjustment. We will adjust any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period by the market value adjustment factor described under "MARKET VALUE ADJUSTMENT."

         Withdrawal Charge. If you make a withdrawal from the contract before the maturity date and during the first seven contract years, we may assess a withdrawal charge (contingent deferred sales charge) against amounts withdrawn. There is never a withdrawal charge after seven complete contract years and for certain amounts withdrawn during the first seven contract years. The amount of the withdrawal charge and when it is assessed is discussed under "CHARGES AND DEDUCTIONS - WITHDRAWAL CHARGE."

         Tax Deferral. The status of the contract as an annuity generally allows all earnings on the underlying investments to be tax-deferred until withdrawn or until annuity payments begin (see "FEDERAL TAX MATTERS"). This tax deferred treatment may be beneficial to you in building assets in a long-term investment program.

INFORMATION ABOUT MANULIFE NEW YORK

         Manulife New York (formerly First North American Life Assurance Company) is a stock life insurance company organized under the laws of New York in 1992. Our principal office is located at Corporate Center at Rye, 555 Theodore Fremd Avenue, Rye, New York 10580. We are a wholly-owned subsidiary of The Manufacturers Life Insurance Company of North America ("Manulife North America"). Manulife North America is a stock life insurance company organized under the laws of Delaware in 1979 with its principal office located at 116 Huntington Avenue, Boston, Massachusetts 02116.

         Our ultimate parent is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, Manulife North America was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged, with the combined company retaining the Manulife name. Effective January 1, 1996, immediately following the merger of NAL and Manulife, Manulife North America experienced a corporate restructuring resulting in the formation of a newly organized holding corporation, Manulife-Wood Logan Holding Co., Inc. (formerly NAWL Holding Company, Inc.) ("MWL"). MWL holds all of the outstanding shares of Manulife North America and Wood Logan Associates, Inc. ("WLA"). MWL is 62.5% owned by The Manufacturers Life Insurance Company (U.S.A.), 22.5% owned by MRL Holding, LLC and 15% owned by the principals of WLA.

         On January 20, 1998, the Board of Directors of Manulife announced that it had asked the management of Manulife to prepare a plan for conversion of Manulife from a mutual life insurance company to an investor-owned, publicly-traded stock company. Any demutualization plan for Manulife is subject to approval by the Manulife Board of Directors and policyholders as well as regulatory approval.

         Manulife New York's financial ratings are as follows:

         A++ A.M. Best
         Superior in financial strength; 1st category of 15

         AAA Duff & Phelps
         Highest in claims paying ability; 1st category of 18

         AA+ Standard & Poor's
         Very strong in financial strength; 2nd category of 21

These ratings, which are current as of the date of this prospectus and are subject to change, are assigned as a measure of Manulife New York's ability to honor the death benefit and life annuitization guarantees but not specifically to its products, the performance (return) of these products, the value of any investment in these products upon withdrawal or to individual securities held in any portfolio.

AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 as amended, (the "1934 Act"). Accordingly, we file reports and other information with the SEC. You may read and copy such reports and other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 75 Park Place, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         We have filed a registration statement with the SEC under the Securities Exchange Act of 1933, as amended, (the "1933 Act") relating to the contracts offered by this prospectus. This prospectus has been filed as part of the registration statement but does not contain all the information included in the registration statement and its exhibits. Additionally, statements in this prospectus about the content of the contracts and other legal instruments are only summaries. For a complete statement of the terms of these documents, you should refer to the registration statement and its exhibits. You may inspect and copy the registration statement and its exhibits at the offices of the SEC as set forth in the preceding paragraph.

                           DESCRIPTION OF THE CONTRACT

ACCUMULATION PERIOD PROVISIONS

PURCHASE PAYMENT

         Purchase payments are paid to us at our Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment which you may make without our prior approval is $500,000. We allocate the entire purchase payment to the guarantee period which you select. We will not accept additional purchase payments for a contract. You may, however, purchase additional contracts at the then prevailing rates and terms.

         Prior to the maturity date and following the third contract anniversary, we may, at our option, cancel a contract. We may cancel a contract if both:

         - the total purchase payment made, less any withdrawals, is less than $2,000; and

         - the higher of the contract value or the amount available upon total withdrawal is less than $2,000.

         This cancellation privilege may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. If we cancel a contract, we will pay you the higher of the contract value and any annual administration fee or the amount available upon total withdrawal. The amount paid will be treated as a withdrawal for federal tax purposes and thus may be subject to income tax and to a 10% penalty tax. (See "FEDERAL TAX MATTERS")

GUARANTEE PERIODS

         Currently, we offer ten guarantee periods: one year through ten years. We may offer additional guarantee periods for any yearly period from one to twenty years. The contract provides for the accumulation of interest on the purchase payment at guaranteed rates for the duration of the guarantee period. We determine from time-to-time in accordance with market conditions the renewal guaranteed interest rate on a renewal amount allocated or transferred to a renewal guarantee period. Under certain circumstances, we may offer a rate in excess of the renewal guaranteed rate for the first year only of a renewal guarantee period. The renewal guaranteed interest rate will in no event be less than 3%. We guarantee the interest rate for the duration of the guarantee period and may not change it.

TRANSFERS AMONG GUARANTEE PERIODS

         Before the maturity date and subject to the following conditions, you may transfer the entire contract value to a different guarantee period at any time by giving us written notice or by telephone if you authorized us in writing to accept your telephone transfer requests:

         -        you may transfer amounts only once per contract year; and

         -        you must transfer the entire contract.

         Amounts transferred will be subject to a transfer market value adjustment. The amount which you request to transfer will be multiplied by the market value adjustment factor to determine the transferred amount. There will be no market value adjustment on amounts transferred within one month prior to the end of a guarantee period. (See "MARKET VALUE ADJUSTMENT"). We may modify or terminate the transfer privilege at any time in accordance with applicable law.

TELEPHONE TRANSACTIONS

         Any person who can furnish proper account identification is permitted to request transfers and withdrawals by telephone. The telephone transaction privilege is made available automatically without the contract owner's election. We will not be liable for following instructions communicated by telephone that we reasonably believe to be genuine. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and may only be liable for any losses due to unauthorized or fraudulent instructions where we fail to employ our procedures properly. Such procedures include the following. Upon telephoning a request, you will be asked to provide information that verifies that it is you calling. For both your and our protection, we will tape record all conversations with you. All telephone transactions will be followed by a confirmation statement of the transaction. We reserve the right to impose maximum withdrawal amounts and other new procedural requirements regarding transfer privileges.

RENEWALS

         At the end of a guarantee period, you may choose a renewal guarantee period from any of the then existing guarantee periods at the then current interest rate, all without the imposition of any charge. You may not select a guarantee period that would extend beyond the maturity date. For a renewal within one year of the maturity date, the only option available to you is to have interest accrued up to the maturity date at the then current interest rate for one-year guarantee periods.

         We will mail you a notice at least 15 days, but not more than 45 days, before the end of any Initial Guaranteed Period or Renewal Guaranteed Period. If you do not specify the renewal guarantee period you desire, we will select the same guarantee period that has just expired, provided that such period does not extend beyond the maturity date. If a renewal would extend beyond the maturity date, we will select the longest period that will not extend beyond such date. For a renewal within one year of the maturity date, we will credit interest up to the maturity date at the then current interest rate for one-year guarantee periods.

WITHDRAWALS

         Prior to the earlier of the maturity date or the death of the contract owner, you may withdraw all or a portion of the contract value by written request, complete with all necessary information, to our Annuity Service Office. You may make withdrawals by telephone as described above under "Telephone Transactions." For certain qualified contracts, the Code may require the consent of a Qualified Plan participant's spouse to an exercise of the withdrawal right.

         If you request a total withdrawal of the contract value, we will, as of the date we receive the request at our Annuity Service Office, cancel the contract and pay the following amount:

         C + [ (A - B - C) x D],  where:

                  A = the gross withdrawal value reduced by any applicable
                      annual administration fee;

                  B = the withdrawal charge;

                  C = the amount available without the imposition of a
                      withdrawal charge; and

                  D = the market value adjustment factor.

(See "CHARGES AND DEDUCTIONS" and "MARKET VALUE ADJUSTMENT")

         If you request a partial withdrawal, we will use the above formula and the gross withdrawal value to determine the amount payable. Partial withdrawals will be subject to market value adjustments and possible withdrawal charges. We will deduct the gross withdrawal value from the contract value. The gross withdrawal value may not exceed the contract value.

         We may defer the payment of a full or partial withdrawal for not more than six months (or the period permitted by applicable state law if shorter) from the date we receive the withdrawal request. If we defer payments for ten days or more, we will credit the amount deferred with interest at a rate not less than 4% per year or as determined by applicable state law. We will not, however, defer payment for more than 30 days for any withdrawal effective at the end of any guarantee period.

         There is no limit on the frequency of partial withdrawals. However, the amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment, would reduce the contract value to less than $300, we will treat the partial withdrawal as a total withdrawal of the contract value.

         Withdrawals from the contract may be subject to income tax and a 10% penalty tax. Withdrawals are permitted from contracts issued in connection with
Section 403(b) Qualified Plans only under limited circumstances (see "FEDERAL TAX MATTERS").

         Telephone Redemptions. You may withdraw a portion of the contract value by telephone as described above under "Telephone Transactions." We reserve the right to impose maximum withdrawal amounts and other new procedural requirements regarding transfer privileges.

DEATH BENEFIT DURING ACCUMULATION PERIOD

         In General. The following discussion applies principally to contracts that are not issued in connection with Qualified Plans, i.e., a "non-qualified contract." The requirements of the tax law applicable to Qualified Plans, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, if you are considering using the contract in connection with a Qualified Plan, you should seek competent legal and tax advice regarding the suitability of the contract for the particular situation and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan.

         Determination of Death Benefit. We will determine the death benefit on the date we receive written notice and proof of death, as well as all required claims forms, at our Annuity Service Office. No person is entitled to the death benefit until this time.

         Amount and Payment of Death Benefit. We will pay a death benefit equal to the contract value to the beneficiary if any contract owner dies before the maturity date. This amount will not be subject to a market value adjustment. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the contract owner, if a natural person, will become the annuitant unless the contract owner designates another person as the annuitant.

         The death benefit may be taken immediately in the form of a lump sum. If the death benefit is not taken immediately, the contract will continue subject to the following:

         (1)      the beneficiary will become the contract owner;

         (2) if the beneficiary is not the deceased owner's spouse, we will distribute the contract owner's entire interest in the contract within five years of the owner's death or, alternatively, as an annuity (under one of the annuity options described below) beginning within one year of the owner's death and payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary.

         If the beneficiary dies before distributions described in "(2)" above are completed, we will distribute the entire remaining contract value in a lump sum immediately. If the owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules described in "(2)" which apply when a contract owner dies will apply when the spouse, as the owner, dies.

         If any annuitant is changed and any contract owner is not a natural person, we will distribute the entire interest in the contract to the contract owner within five years.

         We will pay death benefits within seven days of the date we determine the amount of the death benefit, as described above. We may postpone such payment under the same circumstances that we may postpone the payment of withdrawals (see "WITHDRAWALS").

PAY-OUT PERIOD PROVISIONS

GENERAL

         You may apply the proceeds of the contract payable on death, withdrawal or the contract maturity date to the annuity options described below, subject to the distribution of death benefit provisions (see "DEATH BENEFIT DURING ACCUMULATION PERIOD").

         Generally, annuity benefits under the contract will begin on the maturity date. The maturity date is the date specified on the contract specifications page, unless changed. If no date is specified, the maturity date is the maximum maturity date. The maximum maturity date is the first day of the month following the later of the 85th birthday of the annuitant or the tenth contract anniversary. In no event will the maturity date exceed age 90. You may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. Without our consent, the new maturity date may not be later than the maximum maturity date. The occurrence or scheduled occurrence of maturity dates when the annuitant is at an advanced age, e.g., past age 85, may in some circumstances have adverse income tax consequences (see "FEDERAL TAX MATTERS"). Distributions from qualified contracts may be required before the maturity date.

         You may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, we may pay the higher of contract value and any annual administration fee or the amount available upon total withdrawal in one lump sum to the annuitant on the maturity date.

ANNUITY OPTIONS

         Annuity benefits are available under the contract on a fixed basis. When you purchase a contract, and on or before the maturity date, you may select one or more of the annuity options described below or choose an alternate form of settlement acceptable to us. If you do not select an annuity option, we will provide as a default option that annuity payments be made for a period certain of 10 years and continue thereafter during the lifetime of the annuitant. Internal Revenue Service ("IRS") regulations may preclude the availability of certain annuity options in connection with certain qualified contracts.

         We guarantee the following annuity options in the contract.

         - Option 1(a): Non-Refund Life Annuity - We will make annuity payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Since we do not guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

         - Option 1(b): Life Annuity with Payments Guaranteed for 10 Years - We will make annuity payments for at least 10 years and continuing thereafter during the lifetime of the annuitant. Since we guarantee payments for 10 years, we will make annuity payments to the end of such period even if the annuitant dies prior to the end of the tenth year.

         - Option 2(a): Joint & Survivor Non-Refund Life Annuity - We will make annuity payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Since we do not guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         - Option 2(b): Joint & Survivor Life Annuity with Payments Guaranteed for 10 Years - We will make annuity payments for at least 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Since we guarantee payments for 10 years, we will make annuity payments to the end of such period even if both the annuitant and the co-annuitant die prior to the end of the tenth year.

         In addition to the foregoing annuity options which we are contractually obligated to offer at all times, we currently offer the following annuity options. We may cease offering the following annuity options at any time and may offer other annuity options in the future.

         - Option 3: Life Annuity with Payments Guaranteed for 5, 15 or 20 Years - We will make annuity payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Since we guarantee payments for the specific number of years, we will make annuity payments to the end of the last year of the 5, 15 or 20 year period.

         -        Option 4: Joint & Two-Thirds Survivor Non-Refund Life Annuity
                  - We will make full annuity payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Since we do not guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         - Option 5: Period Certain Only Annuity for 5, 10, 15 or 20 years - We will make annuity payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DEATH BENEFIT DURING PAY-OUT PERIOD

         If you have selected an annuity option providing for payments for a guaranteed period, and the annuitant dies on or after the maturity date, we will make the remaining guaranteed payments to the beneficiary. We will make any remaining payments as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

RIGHT TO REVIEW CONTRACT

         You may cancel the contract by returning it to our Annuity Service Office or to your registered representative within 10 days after receiving it. Within 7 days of receiving a returned contract, we will refund the payment made for the contract. When the contract is issued as an individual retirement annuity under Sections 408 or 408A of the Code, during the first 7 days of the 10 day period we will return the contract value if this is greater than the amount otherwise payable.

         We do not impose any withdrawal charge upon return of the contract within the 10 day right to review period. The 10 day right to review may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states.

         If the contract is purchased in connection with a replacement of an existing annuity contract (as described below), you may also cancel the contract by returning it to our Annuity Service Office or your registered representative at any time within 60 days after receiving the contract. Within 10 days of receiving a returned contract, we will pay you the contract value (minus any unpaid loans) computed at the end of the business day on which we receive your returned contract. In the case of a replacement of a contract issued by a New York insurance company, you may have the right to reinstate the prior contract. You should consult with your registered representative or attorney regarding this matter prior to purchasing the new contract.

         Replacement of an existing annuity contract generally is defined as the purchase of a new annuity contract in connection with (a) the lapse, partial or full surrender or change of, or borrowing from, an existing annuity or life insurance contract or (b) the assignment to a new issuer of an existing annuity contract. This description, however, does not necessarily cover all situations which could be considered a replacement of an existing annuity contract. Therefore, you should consult with your registered representative or attorney regarding whether the purchase of a new annuity contract is a replacement of an existing annuity or life insurance contract.

OWNERSHIP

         The contract owner is the person entitled to exercise all rights under the contract. Prior to the maturity date, the contract owner is the person designated in the contract specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.

         In the case of non-qualified contracts, you may change the ownership of or collaterally assign the contract at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Assigning a contract, or changing the ownership of a contract, may be treated as a distribution of the contract value for Federal tax purposes (see "FEDERAL TAX MATTERS").

         Any change of ownership or assignment must be in writing. We must approve any change. Any assignment and any change, if approved, will be effective as of the date we receive your request at our Annuity Service Office. We assume no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.

         In the case of qualified contracts, ownership of the contract generally may be transferred only by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.

BENEFICIARY

         The beneficiary is the person, persons or entity designated in the contract specifications page or as subsequently named. However, if there is a surviving contract owner, that person will be treated as the beneficiary. You may change the beneficiary subject to the rights of any irrevocable beneficiary. You must make any request for a change in writing. We must approve such a request and, if approved, the change will be effective as of the date on which we received your request. We assume no liability for any payments made or actions taken before we approve the change. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, IRS regulations prescribe certain limitations on the designation of a beneficiary.

ANNUITANT

         The annuitant is any natural person or persons to whom we make annuity payments and whose life is used to determine the duration of annuity payments involving life contingencies. If you name more than one person as an "annuitant," the second person named will be referred to as "co-annuitant." The annuitant is as designated on the contract specifications page or in the application, unless changed.

         On the death of the annuitant prior to the maturity date, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

MODIFICATION

         We will not change or modify the contract without your consent except to the extent necessary to conform to any applicable law or regulation or any ruling issued by a government agency. We will interpret the provisions of the contract so as to comply with the requirements of Section 72(s) of the Code.

OUR APPROVAL

         We reserve the right to accept or reject a contract application at our sole discretion.

MARKET VALUE ADJUSTMENT

         If you withdraw, transfer or annuitize any amount prior to the end of either the initial guarantee period or a renewal guarantee period, we will adjust such amount by the market value adjustment factor described below.

         The market value adjustment factor is determined by the following
formula:              n/12 where:
         ((1+i)/(1+j))

                  i   - the initial guaranteed interest rate or renewal
                        guaranteed interest rate currently being earned on the contract.

                  j   - the guaranteed interest rate available, on the date we
                        process the request, for a guarantee period with the same length as the period remaining in the initial guarantee period or renewal guarantee period. If the guarantee period of this length is not available, we will choose our guarantee period with the next highest duration.

                  n   - the number of complete months remaining to the end of
                        the initial guarantee period or renewal guarantee period.

         If we no longer issue the guaranteed interest contracts described in i and j, then i and j are defined as follows:

                  i   - the Moody's Corporate Bond Yield Average - Monthly
                        Average Corporates (for the applicable duration) as published by Moody's Investors Service, Inc. for the date that the initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract was set.

                  j   - the Moody's Corporate Bond Yield Average - Monthly
                        Average Corporates (for the applicable duration) as published by Moody's Investors Service, Inc. for the date the request is processed.

         We will make no market value adjustment in the following situations:

                  -        the death of the contract owner;

                  - the withdrawal or transfer of amounts within one month before the end of the guarantee period; and

                  - the withdrawal or transfer of amounts in any contract year that do not exceed 10% of total purchase payments less any prior partial withdrawals in that year.

         The market value adjustment reflects the relationship between the initial guaranteed interest rate or the renewal guaranteed interest rate applicable to the contract and the then current available guaranteed interest rate. Generally, if the initial guaranteed interest rate or the renewal guaranteed interest rate is lower than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to reduce the amount withdrawn, transferred or annuitized. Similarly, if the initial guaranteed interest rate or the renewal guaranteed interest rate is higher than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to increase the amount withdrawn, transferred or annuitized. The greater the difference in these interest rates the greater the effect of the market value adjustment.

         The market value adjustment is also affected by the amount of time remaining in the guarantee period. Generally, the longer the time remaining in the guarantee period, the greater the effect of the market value adjustment on the amount withdrawn, transferred or annuitized. This is because the longer the time remaining in the guarantee period, the higher the compounding factor `n' in the market value adjustment factor.

         The cumulative effect of the market value adjustment and withdrawal charges could result in your receiving total withdrawal proceeds of less than your purchase payment.

         BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, YOU BEAR THE INVESTMENT RISK THAT THE CURRENT AVAILABLE GUARANTEED INTEREST RATE OFFERED BY US AT THE TIME OF WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE HIGHER THAN THE INITIAL OR RENEWAL GUARANTEE INTEREST RATE APPLICABLE TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT YOU RECEIVE UPON A WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE SUBSTANTIALLY REDUCED.

         For more information on the market value adjustment, including examples of its calculation, see Appendix B.

CHARGES AND DEDUCTIONS

WITHDRAWAL CHARGE

         If you make a withdrawal from the contract before the maturity date, we may assess a withdrawal charge (contingent deferred sales charge) against amounts withdrawn during the first seven contract years. There is never a withdrawal charge after seven complete contract years and on certain amounts withdrawn during the first seven contract years as described below. The amount of the withdrawal charge and when it is assessed is discussed below:

                           1. In any contract year, the amount available without
                  the imposition of a withdrawal charge for that year is the excess of (i) over (ii), where (i) is 10% of the purchase payment and (ii) is all prior partial withdrawals in that contract year.

                           2. If you make a withdrawal at the end of the initial
                  guarantee period, we will not apply a withdrawal charge provided such withdrawal occurs on or after the end of the third contract year. If you make a withdrawal at the end of any other guarantee period, we will not apply a withdrawal charge provided such withdrawal occurs on or after the end of the fifth contract year. We must receive your written request for withdrawal at the end of a guarantee period during the 30-day period preceding the end of that guarantee period.

                           3. We calculate the amount of the withdrawal charge
                  by multiplying the gross withdrawal value, less any administration fee and the amount available without the imposition of a withdrawal charge, by the applicable withdrawal charge percentage obtained from the table below.

                         NUMBER OF COMPLETED                 WITHDRAWAL CHARGE
                           CONTRACT YEARS                       PERCENTAGE

                                 0                                    7%
                                 1                                    6%
                                 2                                    5%
                                 3                                    4%
                                 4                                    3%
                                 5                                    2%
                                 6                                    1%
                                 7+                                   0%

                           4. We generally do not assess any withdrawal charge
                  on distributions made as a result of the death of the contract owner or, if applicable, the annuitant, (see "Death Benefit During Accumulation Period - Amount and Payment of Death Benefit").

         We will use the amount collected from the withdrawal charge to reimburse us for the compensation paid to cover selling concessions to broker-dealers, preparation of sales literature and other expenses related to sales activity.

         For examples of calculation of the withdrawal charge, see Appendix A. We may subject withdrawals to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT").

REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGE

         We may from time to time reduce or eliminate the amount of the withdrawal charge on a contract or the period to which it applies when contracts are sold to certain individuals or groups of individuals in a manner that results in savings of sales expenses. When considering whether to reduce or eliminate the sales charge or the period to which it applies, we will consider such factors as:

                  -        the size and type of group,

                  -        the amount of the single premium, and/or

                  -        other transactions where sales expenses are reduced.

TAXES

         We reserve the right to charge or provide for certain taxes against purchase payments, contract values, death benefits or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which we determine to have resulted from the:

                  -        establishment or maintenance of the Fixed Account,

                  -        receipt by us of purchase payments,

                  -        issuance of the contracts,

                  - commencement or continuance of annuity payments under the contracts, or

                  -        death of the owner or annuitant.

         In addition, we will withhold taxes to the extent required by applicable law.

         We will deduct premium taxes from the contract value used to provide for annuity payments unless otherwise required by applicable law. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5%, depending on the jurisdiction and the tax status of the contract, and are subject to change by the legislature or other authority (see "APPENDIX C: STATE PREMIUM TAXES").

                 ADDITIONAL INFORMATION ABOUT MANULIFE NEW YORK

DESCRIPTION OF BUSINESS

         We issue fixed and variable annuity contracts, individual life insurance, and group annuity products in the state of New York. We allocate amounts invested in the fixed contracts and fixed portion of the variable insurance products to our general account, or in the case of the contract described in this prospectus, to a non-unitized separate account established by us. We allocate amounts invested in the variable portions of contracts or policies issued by us to our separate accounts. We invest the assets of our separate accounts (other than the separate account described in this prospectus) in shares of Manufacturers Investment Trust ("MIT"), formerly NASL Series Trust, a no-load, open end management investment company organized as a Massachusetts business trust, and, for separate accounts supporting the group annuity, in shares of externally managed mutual funds.

         Property and Office Location

         Our offices are located at Corporate Center at Rye, 555 Theodore Fremd Avenue, Rye, New York 10580 where we lease office space. We own no real property used for business purposes.

MANAGEMENT DISCUSSION & ANALYSIS

         You should read the following analysis of our results from operations and our financial condition in conjunction with our Financial Statements and the related Notes to Financial Statements. We refer to ourselves as Manulife New York in this "Management Discussion & Analysis" section.

Overview

         The following analysis of the results of operations and financial condition of Manulife New York should be read in conjunction with the financial statements and the related notes to financial statements.

         In 1998 and 1997, pursuant to an expanded plan of operations, Manulife New York entered the Savings and Retirement Services and Life Insurance segments. As a result, we now report three segments: Annuities; Savings and Retirement Services; and Life Insurance. Because two of our segments were recently introduced, the assets, revenues and operations of those segments are not material to Manulife New York's 1998 financial position or, aside from the effect of start up expenses, results of operations. As a result, the remainder of this discussion will be limited to the Annuities segment except as noted.

         Manulife New York's primary source of earnings from the annuities segment are fees assessed against policyholder account balances held in Manulife New York's separate accounts including: mortality and expense risk charges, surrender charges and an annual administrative charge. In addition, the segment earns a spread between the advisory fees charged to manage the separate account assets invested in MIT and the subadvisory fees paid to external managers of those assets. A key factor in Manulife New York's profitability is sustained growth in the underlying assets through market performance coupled with the ability to acquire and retain variable annuity deposits.

Basis of Presentation

         During 1996, we adopted generally accepted accounting principles ("GAAP") in conformity with the requirements of the Financial Accounting Standards Board. A description of accounting policies can be found in Note 2 to the financial statements.

Review of Operating Results

1998 Compared to 1997

         Manulife New York recorded net income of $1.1 million in 1998 versus net income of $0.6 million in 1997, an increase of $0.5 million or 83%. Revenues grew by 44% to $21.5 million as a result of growth in fee income earned on additional separate account assets and in investment income from higher general account assets. Separate account assets grew by 40% while total assets increased by 32% during 1998. This growth is attributed to consistent annuity sales of $191.6 million for 1998 compared to 1997 annuity sales of $190.7 million, strong equity market performance since mid-1997, favorable contract persistency and $5.5 million of Savings and Retirement Services assets associated with sales in the 4th quarter of 1998. Total fees generated from separate accounts and policyholder liabilities increased by $3.6 million or 48% in 1998. Net investment income grew by $3.1 million or 46% due to additional fixed account sales. In addition, we recognized additional net investment income for the full year of 1998 associated with the $47.7 million capital infusion received in the fourth quarter of 1997 to support expanded operations in New York.

         Manulife New York incurred total benefits and expenses in 1998 of $19.8 million, an increase of $5.8 million, or 42% compared to 1997. The additional expenses reflect an increase in non-capitalized acquisition expenses and other costs associated with growth in our business, and additional start-up expenses in 1998 of $1.4 million associated with expanding our operations in New York.

1997 Compared to 1996


         Manulife New York recorded net income of $0.6 million in 1997 versus net income of $1.5 million in

1996, a decrease of $0.9 million. Manulife New York, however, recorded an increase in revenues as a result of fee income earned on additional separate account assets and higher investment income from growth in general account assets. Separate account assets grew by 65% while total assets increased by 62% during 1997. This growth is attributed to record sales of $190.7 million for 1997 compared to 1996 sales of $116.7 million, strong equity market performance during 1997 and favorable contract persistency. The record sales for 1997 were attributable to our implementation of the Efficient Frontier Investment model in early 1997 and the addition of competitively performing funds, including additional investment options. The latter includes five Lifestyle funds which offer the buyer the opportunity to invest in a pre-determined "fund of funds". Total fees generated by Separate accounts and policyholder funds increased by $2.6 million or 55% in 1997. Net investment income grew by $1.5 million or 29% due to higher fixed account sales and a $47.7 million capital infusion received in the fourth quarter of 1997 to support expanded operations in New York.

         Manulife New York incurred total benefits and expenses in 1997 of $14.0 million and $7.7 million in 1996, an increase of $6.3 million, or 82% compared to 1996. The additional expenses reflect an increase in non-capitalized acquisition expenses and other costs associated with growth in our business, and additional operating expenses of $1.6 million associated with expanding our operations in New York. The increase in expense levels had a direct impact on the lower net income for 1997.

Financial Position

1998 Compared to 1997

         Total assets increased from $769 million at December 31, 1997 to $1,017 million at December 31, 1998, an increase of $248 million or 32%. Separate account assets increased by 40% in 1998 compared to 1997 and represent 82% of total assets as Manulife New York continues to focus on its variable option annuity products. Manulife New York continues to own high quality investment grade fixed maturity investments to support its general account liabilities and shareholder's equity. Manulife New York's deferred acquisition costs (DAC) asset grew by 30% as we experienced consistent annuity sales volumes during 1998 and 1997 and deferred the related costs, net of current amortization, associated with those sales.

         Total liabilities have increased proportionately with the growth in the related assets, primarily in our Separate accounts.

         The growth in retained earnings is primarily due to net income from operations of $1.1 million. In addition, shareholder's equity increased $0.4 million due to higher market values associated with invested assets at December 31, 1998.

1997 Compared to 1996

         Total assets increased from $475 million at December 31, 1996 to $769 million at December 31, 1997, an increase of $294 million or 62%. Separate account assets increased by 65% in 1997 compared to 1996 and represented 78% of total assets as Manulife New York continued to focus on its variable option insurance products. Fixed maturity and short-term investments increased by 59% during 1997. This increase is a result of a $47.7 million capital infusion in the fourth quarter of 1997 to support the expansion of operations to include individual life insurance and pension products in the state of New York. Manulife New York continues to own high quality investment grade fixed maturity investments to support its General Account. Manulife New York's deferred acquisition costs (DAC) asset grew by 40% as we experienced record sales volumes during 1997 and deferred the related costs, net of current amortization, associated with the sales.

         Total liabilities have increased proportionately with the growth in the related assets, primarily in the company's Separate accounts.

         Manulife New York received $47.7 million of additional capital to support expansion of its operations during 1997. The growth in retained earnings is due to net income from operations of $0.6 million. In addition, shareholders equity increased $0.6 million due to higher market values associated with invested assets at December 31, 1997.

Liquidity and capital resources

         Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. Historically, our principal cash flow sources have been deposits and charges on contracts, investment income, maturing investments, and proceeds from sales of investment assets. In addition to the need for cash flow to meet operating expenses, the liquidity requirements of Manulife New York relate principally to its annuity liabilities and to the funding of investments in new products, processes and technologies. The liabilities mentioned above include the payment of benefits under its annuity contracts along with contract withdrawals and policy loans.

         The general account liabilities consist of policyholder funds whose liquidity requirements do not fluctuate significantly from one year to the next. Policyholder transactions related to separate accounts do not materially impact the cash flow of Manulife New York.

         Manulife New York maintains a prudent amount invested in cash and short term investments. At the end of 1998, this amounted to $16.0 million or 12% of total investments compared to $ 11.4 million in 1997 or 8%. In addition, our liquidity is managed by maintaining through a highly liquid portfolio of fixed maturity securities. The We look to Manulife North America for the necessary capital and cash financing to support its operations. In 1997 we received $47.7 million to support the growth of Manulife New York over several years and to enable us to expand operations. In 1996 Manulife New York received $13.3 million to support its growth for that year.

        Manulife New York's net cash flows from operating activities were ($4.7) million, ($1.9) million and $2.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. The negative cash flows from operations for 1998 and 1997 are primarily related to increased commissions and acquisition expenses associated with sales volumes and additional start-up costs associated with expanded operations in New York. During 1996, our sales volumes were significantly lower (39%) than 1997 levels which results in a lower cash strain related to new business. In addition, we did not incur any start-up costs associated with expanded operations in New York.

         Manulife New York's net cash flows from investing activities were $5.9 million, ($50.3) million and ($13.9) million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in cash flows for 1998 resulted primarily from fixed maturity securities maturing or sold offset by an increase in purchases of fixed maturity securities. The negative cash flows in 1997 and 1996 were attributable to purchases of fixed maturity securities associated with capital infusions of $47.7 million and $13.3 million in 1997 and 1996, respectively.

         Net cash provided by financing activities was $3.3 million, $49.6 million, and $5.0 million, for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in net cash provided resulted primarily from net deposits to policyholder funds for 1998 and 1997 and capital contributions in 1997 and 1996. Offsetting the 1996 capital contributions were net redemptions from policyholder funds and the repayment in 1996 of Manulife New York's line of credit.

         Aside from the financing required to partially fund acquisition costs, Manulife New York's cash flows are adequate to meet the general obligations on all annuity contracts.

Capital requirements and solvency protection

         In order to enhance the regulation of insurer solvency, the NAIC has established minimum Risk Based Capital (RBC) requirements. The requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC model law requires that life insurance companies report on a formula-based RBC standard which is calculated by applying various factors to asset, premium and reserve items. The formula takes into account risk characteristics of the life insurer, including asset risk, insurance risk, interest rate risk and business risk. If an insurer's ratio falls below certain thresholds, regulators will be authorized, and in some circumstance required, to take regulatory action.

         Manulife New York's policy is to maintain capital and surplus balances well in excess of the minimums required under government regulations in all jurisdictions in which we do business. At December 31, 1998 Manulife New York's capital and surplus balances exceeded all such required minimums.

Impact of Year 2000

         Manulife New York makes extensive use of information systems in the operations of its various businesses, including for the exchange of financial data and other information with customers, suppliers and other counterparties. Manulife New York also uses software and information systems provided by third parties in its accounting, business and investment systems.

         The Year 2000 risk, as it is commonly known, is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send premium billing notices, make claims payments or engage in other normal business activities.

         The systems used by Manulife New York have been assessed as part of a comprehensive written plan conducted by our ultimate parent company, The Manufacturers Life Insurance Company (collectively with its subsidiaries "Manulife"), to ensure that computer systems and processes of Manulife will continue to perform through the end of this century and into the next.

         In 1996, in order to make Manulife's systems Year 2000 compliant, a program was instituted to modify or replace both Manulife's information technology systems ("IT systems") and embedded technology systems ("Non-IT systems"). The phases of this program include (i) an inventory and assessment of all systems to determine which are critical, (ii) planning and designing the required modifications and replacements, (iii) making these modifications and replacements, (iv) testing modified or replaced systems, (v) redeploying modified or replaced systems and (vi) final management review and certification. For most IT and non-IT systems identified as critical, Manulife New York has completed certification. Of those systems classified as critical, management believes that over 99% were Year 2000 compliant at the end of 1998. Management continues to focus attention on the remaining 1% of critical systems. Those that affect Manulife New York are expected to be compliant by the end of the second quarter in 1999. Management believes that Manulife New York's non-critical systems will be Year 2000 compliant by the end of the second quarter 1999.

         In addition to efforts directed at Manulife's own systems, Manulife is presently consulting vendors, customers, and other third parties with which it deals in an effort to ensure that no material aspect of Manulife's operations will be hindered by Year 2000 problems of these third parties. This process includes providing third parties with questionnaires regarding the state of their Year 2000 readiness and, where possible or where appropriate, conducting further due diligence activities.

         Manulife recognizes the importance of preparing for the change to the Year 2000 and, in January 1999, commenced preparation of contingency plans, in the event that Manulife's Year 2000 program has not fully resolved its Year 2000 issues. The Year 2000 Project Management Office for Manulife's U.S. Division is coordinating the preparation of the Year 2000 contingency plan on behalf of U.S. Division affiliates and subsidiaries, including Manulife New York. A contingency plan concerning Manulife New York is targeted for completion by the end of the first quarter of 1999.

         Management currently believes that, with modifications to existing software and conversions to new software, the Year 2000 risk will not pose significant operational problems for Manulife's computer systems. As part of the Year 2000 program, critical systems were "time-shift" tested in the Year 2000 and beyond to confirm that they will continue to function properly before, during and after the change to the Year 2000. However, there can be no assurance that Manulife's Year 2000 program, including consulting third parties and its contingency planning, will avoid any material adverse effect on Manulife New York's operations, customer relations or financial condition. Manulife estimates the total cost of its Year 2000 program will be approximately $59 million, of which $49.5 million has been incurred through December 31, 1998; however, there can be no assurance that the actual cost incurred will not be materially higher than such estimate. Most costs will be expensed as incurred; however, those costs attributed to the purchase of new software and hardware will generally be capitalized. A proportional amount of the total cost will be allocated to Manulife New York and is not expected to have a material effect on Manulife New York's net operating income.

Quantitative and Qualitative Disclosure About Market Risk

         Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. The primary market risk exposure for Manulife New York is the impact of lower than expected equity market performance on its asset-related fee revenue. Manulife New York also has certain exposures to changes in interest rates.

Equity Risk

         Manulife New York earns asset based fees based on the asset levels invested in the separate accounts. As a result, Manulife New York is subject to equity risk and the effect changes in equity market levels will have on the amounts invested in the separate accounts. Manulife New York estimates that the effect of a 10% decline in equity fair values in force at December 31, 1998, if the decline existed throughout 1999, would adversely affect Manulife New York's asset based fees for 1999 by $2.0 million.

Interest Rate Risk

         Interest rate risk is the risk that Manulife New York will incur economic losses due to adverse changes in interest rates. This risk arises from the issuance of certain interest sensitive annuity products and the investing of those proceeds in fixed rate investments. Manulife New York manages its interest rate risk through an asset/liability management program. Manulife New York has established a target portfolio mix which takes into account the risk attributes of the liabilities supported by the assets, expectations of market performance, and a generally conservative investment philosophy. Preservation of capital and maintenance of income flows are key objectives of this program. In addition, Manulife New York has diversified its product portfolio offerings to include products that contain features that will protect it against fluctuations in interest rates. Those features include adjustable crediting rates, policy surrender charges, and market value adjustments on liquidations.

         Based upon Manulife New York's investment strategy, asset-liability management process, and the calculated durations of its assets and liabilities at December 31, 1998, management estimates that a 100 basis point immediate, parallel increase in interest rates for the entire year of 1999 would decrease the fair value of its duration managed assets by approximately $1.2 million. There would be no effect on the fair value of Manulife New York's liabilities because of the features inherent in Manulife New York's products.

Regulation

         Manulife New York is subject to the laws of the State of New York governing insurance companies and to the regulation of the New York Insurance Department. Regulation by the New York Insurance Department includes periodic examination of Manulife New York's financial position and operations, including contract liabilities and reserves. Regulation by supervisory agencies includes licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulation of the type and amounts of permitted investments. Manulife New York's books and accounts are subject to review by the New York Insurance Department and other supervisory agencies at all times, and Manulife New York files annual statements with these agencies.


         Several insurers affiliated with Manulife New York are domiciled in Michigan and therefore are subject to Michigan regulation. Consequently, the Michigan Insurance Bureau has jurisdiction in applying its laws and regulations to transactions which may occur between Manulife New York and any of Manulife's United States subsidiaries. Under Michigan holding company laws and other laws and regulations, intercompany transactions, transfers of assets and dividend payments may be subject to prior notification or approval depending upon the size of such transfers and payments in relation to the financial positions of the companies. Transactions between Manulife New York and Manulife or any of its subsidiaries are primarily regulated by New York but may also be subject to Delaware or Michigan regulation.

         Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments on Manulife New York under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

         Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal legislation that removed barriers preventing banks from engaging in the insurance business or that changed the Federal income tax treatment of insurance companies, insurance company products, or employee benefit plans could significantly affect the insurance business.

         On January 20, 1998, the Board of Directors of Manulife announced that it had asked the management of Manulife to prepare a plan for conversion from a mutual life insurance company to an investor-owned, publicly-traded stock company. Any demutualization plan for Manulife is subject to the approval of its Board of Directors and policyholders, as well as regulatory approval.


SELECTED FINANCIAL DATA

                                                                               For the Years Ended December 31
                                                      ------------------------------------------------------------------------------
                                                         1998             1997             1996             1995             1994*
                                                      ----------       ----------       ----------       ----------       ----------
                                                                                       (in thousands)
Under Generally Accepted Accounting Principles:
Total Revenues                                        $   21,460       $   14,881       $   10,075       $    8,373

Net Income                                                 1,073              586            1,542              833

Total Separate Account Assets                            833,693          597,193          361,310          216,808

Total Assets                                           1,017,224          769,167          474,936          320,716

Shareholder's Equity                                      79,367           77,762           28,769           15,212

* Selected financial data under generally accepted accounting principles is not available for 1994. Prior to 1996, the Company prepared its financial statements in conformity with accounting practices prescribed or permitted by the New York Insurance Department which practices were considered GAAP for mutual life insurance companies. FASB Interpretation 40, Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and other Enterprises (FIN 40), as amended, which was effective for 1996 annual financial statements, no longer permitted statutory-basis financial statements to be described as being prepared in conformity with GAAP. Accordingly, the Company has adopted various accounting pronouncements, principally Statement of Financial Accounting Standards No. 120, Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts (SFAS No. 120), which addresses the accounting for long-duration insurance contracts.

         Pursuant to the requirements of the above pronouncements, the effect of the changes in accounting have been applied retroactively and the previously issued 1995 financial statements have been restated for the change.


                                                             For the Years Ended December 31
                                    ----------------------------------------------------------------------------
                                      1998             1997             1996            1995             1994
                                    ---------        ---------        ---------       ---------        ---------
                                                                    (in thousands)
On Statutory Basis **:
Total Revenues                      $ 217,054        $ 204,226        $ 130,585       $  99,077        $ 112,424

Net Income (Loss)                      (5,678)          (1,562)             231            (579)            (867)

Total Separate Account Assets         833,693          597,193          361,310         216,808          147,614

Total Assets                          976,152          738,195          453,333         301,997          187,010

Capital and Surplus                    62,881           68,336           22,265           8,822            8,104

** Statutory accounting practices differ in certain respects from generally accepted accounting principles. The significant differences relate to consolidation accounting, investments, deferred acquisition costs, deferred income taxes, non-admitted asset balances and reserve calculation assumptions. Charges for investment management, administration and contract guarantees have been reclassified from net transfers to total revenues for 1994-1997 to conform to the current year statutory presentation.

All information presented elsewhere in this document is presented under generally accepted accounting principles.

OUR OFFICERS AND DIRECTORS

         The following table presents certain information regarding our Directors and executive officers, including their age and principal occupations, which, unless specific dates are shown, are of more than five years duration.

                            Position with
Name                        Manulife New      Principal Occupation
                            York
Bruce Avedon                Director*         Director,  Manulife  New  York,  March  1992  to  present;  Consultant
Age: 70                                       (self-employed) September 1983 to present.

Thomas Borshoff             Director*         Director, Manulife New York, February 1999 to present;  Self-employed,
Age: 51                                       Real Estate  Owner/Manager;  Chief  Executive  Officer  and  Chairman,
                                              First Federal Savings and Loan of Rochester, 1983 to 1997.

John D. DesPrez III         Director*         Executive Vice President, U.S. Operations,  Manulife,  January 1999 to
Age: 42                                       present; Director, WLA, October 1996 to present;  Director,  September
                                              1996 to present and Chairman of the Board, January 1999 to present, of Manulife North America; President, Manulife North America,
                                              September 1996 to December 1998; President, MIT September 1996 to
                                              present; Senior Vice President, U.S. Annuities, Manulife, September
                                              1996 to December 1998; Vice President, Mutual Funds, Manulife,
                                              January 1995 to September 1996; Director, MWL, December 1995 to
                                              present; Director, Wood Logan Distributors, March 1993 to present;
                                              President, North American Funds, March 1993 to September 1996;
                                              Director, Manulife New York, March 1992 to present; Vice President,
                                              Secretary and General Counsel, Manulife North America, January 1991
                                              to June 1994.

                            Position with
Name                        Manulife New      Principal Occupation
                            York
Ruth Ann Flemming           Director*         Director,   Manulife  New  York,  March  1992  to  present;  Attorney,
Age: 40                                       consulting services and pro bono activities.

Tracy A. Kane               Secretary and     Secretary  and  Counsel,  Manulife  New  York,  May  1994 to  present;
Age: 37                     Counsel           Assistant Vice President and Senior  Counsel,  Manulife North America,
                                              April 1993 to present; Counsel, Fidelity Investments, prior to April
                                              1993.

Theodore F. Kilkuskie       Director*         Senior Vice  President,  U.S.  Annuities,  Manulife,  January  1999 to
Age: 43                                       present;  President,  Manulife North America, January 1999 to present;
                                              Director, Manulife New York, November 1997 to present; Senior Vice
                                              President, U.S. Individual Insurance, Manulife, August 1998 to
                                              December 1998; Director, ManAmerica, May 1996 to present; Director,
                                              MWL, April 1996 to present; Vice President, U.S. Individual
                                              Insurance, Manulife, June 1995 to February 1998; Executive Vice
                                              President, Mutual Fund Sales & Marketing, State Street Research &
                                              Management, March 1994 to June 1995.

David W. Libbey             Treasurer         Vice President,  Treasurer and Chief Financial Officer, Manulife North
Age: 52                                       America,  December  1997 to  present;  Treasurer,  Manulife  New York,
                                              November 1997 to present; Vice President, Finance, Manulife North
                                              America, June 1997 to December 1997; Vice President, Finance,
                                              Annuities, Manulife, June 1997 to present; Vice President & Actuary,
                                              Paul Revere Insurance Group, June 1970 to March 1997.

A. Scott Logan              Director* and     Director and President,  Manulife New York,  February 1998 to present;
Age: 59                     President         Director,  MWL,  December  1995  to  present;   Director,  Wood  Logan
                                              Distributors, July 1990 to present; Director and President, WLA,
                                              August 1986 to present.

James O'Malley              Director*         Senior Vice President, U.S. Pensions, Manulife, January 1999 to
Age: 52                                       present; Director, Manulife New York, November 1998 to present;
                                              Director, ManAmerica, November 1998 to present; Vice President,
                                              Systems New Business Pensions, Manulife, 1984 to December 1998.

Neil M. Merkl, Esq.         Director*         Director,  Manulife  New  York,  December  1995 to  present;  Attorney
Age: 67                                       (self-employed),  April 1994 to present;  Attorney, Wilson Elser, 1979 to 1994.

John Richardson             Director and      Senior  Executive Vice President,  Manulife,  January 1999 to present;
Age: 61                     Chairman of       Executive Vice President, U.S. Operations,  Manulife, November 1997 to
                            the Board of      December  1998;  Chairman  of the Board,  MWL,  April 1997 to present;
                            Directors*        Director,  March 1997 to present and Chairman of the Board, March 1997 to December 1998, Manulife North America; Director and Chairman of
                                              the Board, Manulife New York, November 1996 to present; Director,
                                              MWL, December 1995 to present; Director and Chairman of the Board,
                                              ManAmerica, January 1995 to present; Senior Vice President and
                                              General Manager, U.S. Operations, Manulife, January 1995 to October
                                              1997; Senior Vice President and General Manager, Canadian Operations,
                                              Manulife, June 1992 to December 1994.

James K. Robinson           Director*         Director,  Manulife New York, March 1992 to present; Retired; Attorney
Age: 71                                       and Assistant Secretary, Eastman Kodak Company, 1958 to 1991.

                            Position with
Name                        Manulife New      Principal Occupation
                            York
John G. Vrysen              Vice              Chief Financial  Officer and Treasurer,  MWL, January 1996 to present;
Age: 43                     President and     Vice  President  and  Chief  Financial   Officer,   U.S.   Operations,
                            Chief Actuary     Manulife, January 1996 to present; Appointed Actuary, Man
                                              America, May 1996 to present; Director, MWL, December 1995 to present; Vice President and Chief Actuary, Manulife New York, March
                                              1992 to present; Director, Manulife New York, March 1992 to February
                                              1998; Vice President and Chief Actuary, Manulife North America,
                                              January 1986 to present.

*Each Director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified.

EXECUTIVE COMPENSATION

         Manulife New York's executive officers may also serve as officers of one or more of Manulife's affiliates. Allocations have been made as to such officers' time devoted to duties as executive officers of Manulife New York. The following table shows the allocated compensation paid or awarded to or earned by Manulife New York's Chief Executive Officer for services provided to Manulife New York. No other executive officer had allocated cash compensation in excess of $100,000.

                           Summary Compensation Table

-------------------- ------- ---------- --------- ------------- ------------ ----------------- --------- -------------
Name and Principal   Year    Salary     Bonus     Other         Restricted   Securities        LTIP      All Other
Position                                          Annual        Stock        Underlying        Payout    Compensation
                                                  Compensation  Award(s)     Options/SARs
-------------------- ------- ---------- --------- ------------- ------------ ----------------- --------- -------------
A. Scott Logan,       1998    $95,219     N/A         N/A           N/A            N/A           N/A         N/A
President(1)
-------------------- ------- ---------- --------- ------------- ------------ ----------------- --------- -------------

(1) Mr. Logan is an employee of Wood Logan Associates Inc. which is a partially owned subsidiary of Manulife and a portion of his salary is allocated to Manulife New York which is disclosed above. Therefore, Mr. Logan does not participate in Manulife's compensation programs or The Manufacturer's Life Insurance Company (U.S.A.) retirement plans. Employees of Manulife New York participate in the compensation programs described below.

         Our Directors, who are also officers or employees of us or our affiliates, receive no compensation in addition to their compensation as officers or employees of us or our affiliates. Our Directors who are not officers and employees of us or our affiliates receive the following compensation: $5,000 annual retainer, paid quarterly, $1,000 per meeting attended in person, and $200 per meeting attended by telephone. Our Chief Executive Officer is a minority owner of our affiliated company, MWL.

         The Management Resources and Compensation Committee (the "Committee") of the Board of Directors is comprised of six external directors. The Committee's principal mandate is to approve the appointment, succession and remuneration of Manulife's Executive Vice Presidents and Senior Vice Presidents, including the Named Executive Officers. For the President and Chief Executive Officer of Manulife, the Committee makes compensation recommendations that are then approved by the entire Board. The Committee also approves the compensation programs for all other officers as well as the annual review of the Annual Incentive Plan awards and Long-Term Incentive Plan grants for all officers of Manulife and it's subsidiaries.

         In addition to the annual reviews, the Committee approves any major changes to all policies which are designed to attract, retain, develop and motivate employees and all pension plans of Manulife and it's subsidiaries.

         Manulife's executive compensation policies are designed to recognize and reward individual performance as well as provide a total compensation package which is competitive with the median of Manulife's comparator group, which is comprised of Schedule I banks and major life insurance companies. Further, Manulife ensures that its compensation levels are competitive within local markets outside of Canada.

         Manulife's executive compensation program is comprised of three key components; base salary, annual incentives and long-term incentives. Officers of Manulife New York participate in the following Manulife compensation programs.

Salary

         The Committee approves the salary ranges and salary increase levels for all of Manulife's Executive and Senior Vice Presidents individually, and all Vice Presidents as a group, based on competitive industry data for all markets in which Manulife operates. Salary increases for Manulife's officers have been consistent with the salary increase programs approved for all employees.

         In establishing Manulife's competitive position and developing annual salary increase programs, Manulife uses several annual surveys as prepared by independent compensation consulting firms with reference to publicly disclosed information.

Annual Incentive Plan

         Manulife's Annual Incentive Plan ("AIP") provides executive officers of Manulife with the opportunity to earn incentive bonuses based on the achievement of pre-established corporate and divisional earnings objectives and divisional and individual performance objectives.

         The Committee and management periodically review the design of the incentive plan to ensure that it:

                  (i)      is competitive with Manulife's comparator groups;

                  (ii) supports, and aligns, with Manulife's strategic objectives; and

                  (iii) recognizes and rewards individual contributions and value creation.

In conducting these reviews, Manulife obtains advice from independent, external consultants.

         The AIP uses earnings and performance measures to determine awards with predetermined thresholds for each component as approved by the Committee annually. Incentive awards are established for each participant based on organizational level. Incentive award levels range from 12% to 60% of base salary assuming achievement of targeted performance objectives. When corporate and divisional performance objectives are significantly exceeded, a participant can receive incentive awards ranging from 30% to 150% of base salary. If corporate and divisional performance objectives are below targeted performance, the incentive awards are adjusted downward according to plan guidelines. The Named Executive Officers participate in the AIP on the same basis as all other officers.

Long-Term Incentive Plan

--------------------------------------------------------------------------------------------------------------------
                                                                          Estimated Future Payouts Under
                                                                     Non-Securities-Price-Based Plans (US $)
                                                               -----------------------------------------------------
        Name           Securities Units  Performance or Other     Threshold          Target            Maximum
                       or Other Rights       Period Until          ($ or #)         ($ or #)          ($ or #)
                             (#)         Maturation or Payout
--------------------------------------------------------------------------------------------------------------------
   A. Scott Logan            N/A                  N/A                N/A               N/A               N/A

--------------------------------------------------------------------------------------------------------------------

         Manulife's Board of Directors approved the implementation of a Long-Term Incentive Plan ("LTIP") effective April 1, 1994. All employees at the Vice President level and above are eligible to participate in the LTIP.

         The purpose of the LTIP is to encourage executive officers to act in the long-term interests of Manulife and to provide an opportunity to share in value creation as measured by changes in Manulife's statutory surplus. The LTIP is an appreciation rights plan which requires that a substantial portion of any accumulated gain remain invested with Manulife during the participant's career with Manulife

         The Committee reviews the LTIP on an annual basis having regard to Manulife's performance, targeted growth and competitive position. The Committee approves grants on a prospective basis considering management's recommendations for participation, size and terms of grant.

         Grants of appreciation rights are generally made to participants in the LTIP each year. The number of appreciation rights granted to participants is determined based on the net present value of the potential payout represented by the appreciation rights, assuming that Manulife's surplus grows at a targeted rate. Appreciation rights are granted such that this net present value represents between 20% and 115% of the participant's salary level on the date of grant

Perquisites

         In addition to cash compensation, all officers are entitled to a standard benefit package including medical, dental, basic and dependent life insurance, long and short-term disability coverage and defined contribution or defined benefit plan.

         US domiciled officers at the Vice President levels and above are provided with an automobile and parking benefit, cellular telephone and computer. The automobile benefit covers insurance and maintenance. There are no other benefit packages which currently enhance overall compensation by more than 10%.

         Canadian domiciled officers at the Vice President levels and above are eligible to receive the Executive Flexible Spending Account. The objective of the program is to assist and encourage the executive officers to represent the interests and high standards of Manulife, both from a business and a personal perspective. The program's flexibility allows use of the allowance for benefit choices from a comprehensive list of options, including: car, mortgage subsidy and club memberships.

Us Retirement Plans

         With the integration of the Manulife and North American Life operations, a review of the retirement programs for the employees in the United States was conducted in 1998. As a result of this review, effective July 1, 1998, (i) the two defined benefit pension plans (The Manulife Financial United States Salaried Employees Pension Plan and the North American Life Staff Pension Fund 1948 for United States Members) were merged and converted to a Cash Balance Plan, entitled "The Manulife Financial U.S. Cash Balance Plan"; (ii) the Supplemental Pension Plan for United States Salaried Employees of Manufacturers Life Insurance Company was converted into a Cash Balance Supplemental Plan, entitled "The Manulife Financial U.S. Supplemental Cash Balance Plan"; and,
(iii) the two 401(k) plans (The Manulife Financial 401(k) Savings Plan and the North American Security Life 401(k) Savings Plans) were merged and restated into The Manulife Financial U.S. 401(k) Savings Plan.

         The executives of Manulife New York are eligible to participate in the three restated retirement plans as sponsored by The Manufacturer's Life Insurance Company (U.S.A.).

The Manulife Financial Cash Balance Plan

         To implement the conversion to the Cash Balance Plan, participants in the two former defined benefit plans were provided with opening account balances equal to the value of their accrued benefit under their respective prior plan participation as at June 30, 1998, using interest rate assumption equal to the Pension Benefit Guaranty Corporation (PBGC) rate for 1998.

         Under this plan, which is a defined benefit plan, a separate account is established for each participant. The account receives company contribution credits based on vesting service and earnings as outlined in the table below. The account earns semi-annual interest credits based on the yield of one-year Treasury bills plus half a percentage point, subject to a minimum interest credit of 5.25%. The yearly maximum amount of eligible pay allowed under the qualified plan is $160,000 for 1998. Employees are vested after 3 years of vesting service. Normal retirement age is 65. Pension benefits are provided to those who terminate after three years of vesting service, and the normal retirement benefit is actuarially equivalent to the cash balance account at normal retirement date. Early benefits are actuarially equivalent to the normal retirement benefits but are subsidized for participants who were age 45 and 5 or more years of vesting service on July 1, 1998 and who terminate employment after attaining age 50 and completing 10 years of service. For these grandfathered participants, the prior early retirement factors under the Manulife Plan apply. The normal form of payment under the Cash Balance Plan is a life annuity, with various optional forms available, including a lump sum equal to the cash balance account.

                          COMPANY CONTRIBUTION CREDITS

YEARS OF VESTING SERVICE                              PERCENTAGE OF ELIGIBLE PAY
       Less than 6                                                 4%
   6, but less than 11                                             5%
  11, but less than 16                                             7%
  16, but less than 21                                             9%
       21 or more                                                 11%

Projected Cash Balance Plan pension benefits at age 65 payable as an annual life annuity.

---------------------------------------------------------------------------------------------------------------------
                                                                    Years of Service
---------------------------------------------------------------------------------------------------------------------
         Renumeration ($)                  15               20               25             30             35
---------------------------------------------------------------------------------------------------------------------
                                           $                 $               $              $               $
---------------------------------------------------------------------------------------------------------------------
              $150,000                   16,960           30,178           49,664         76,018         111,659
---------------------------------------------------------------------------------------------------------------------
               175,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------
               200,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------
               225,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------
               250,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------
               300,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------
               400,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------
               500,000                   18,090           32,190           52,975         81,086         119,103
---------------------------------------------------------------------------------------------------------------------

The Manulife Financial U.S. Supplemental Cash Balance Plan

         In addition to their pension plan benefits, executives are eligible for benefits under The Manulife Financial U.S. Supplemental Cash Balance Plan. This is a non-contributory, non-qualified plan, the purpose of which is to provide the executives with the same level of retirement benefits they would have been entitled to but for the limitations prescribed for qualified plans under the Internal Revenue Code. Opening account balances were established using the same method as The Manulife Financial U.S. Cash Balance Plan. During the period of an executive's active participation in the plan, annual company contributions are made with respect to the portion of the executives earnings which is in excess of $160,000 for 1998 as outlined below with interest credited under this plan at the same rate as provided under the Cash Balance Plan. In addition, a one time contribution may be made for a participant if it is determined at the time of their termination of employment, that the participant's pension benefit under the Cash Balance Plan is limited by Internal Revenue Code Section 415. Together, these contributions serve to restore to the participant the benefit that they would have been entitled to under the Cash Balance Plan's benefit formula but for the limitations, in Internal Revenue Code Sections 401(a)(17) and 415. Benefits are provided to those who terminate after three years. The default form of payment under the plan is a lump sum, although participants may elect to receive payment in the form of an annuity provided that such election is made within the time period prescribed in the plan.

COMPLETE YEARS OF CASH BALANCE SERVICE     PERCENTAGE OF ELIGIBLE PAY UP TO      PERCENTAGE OF ELIGIBLE PAY OVER
             CREDITS AS OF                             $200,000                             $200,000
             DECEMBER 31ST
-----------------------------------------------------------------------------------------------------------------
              Less than 6                                  4%                                  4%
          6, but less than 11                              5%                                  5%
         11, but less than 16                              7%                                  5%
         16, but less than 21                              9%                                  5%
              21 or more                                  11%                                  5%

Projected Supplemental pension benefits at age 65 payable as an annual life annuity.

--------------------------------------------------------------------------------------------------------------------
                                                                   Years of Service
--------------------------------------------------------------------------------------------------------------------
         Renumeration ($)                  15               20              25             30             35
--------------------------------------------------------------------------------------------------------------------
                                           $                $                $              $              $
--------------------------------------------------------------------------------------------------------------------
              $150,000                        0                0               0               0              0
--------------------------------------------------------------------------------------------------------------------
               175,000                    1,696            3,018            4,966           7,602        11,166
--------------------------------------------------------------------------------------------------------------------
               200,000                    4,523            8,048          13,244          20,271         29,776
--------------------------------------------------------------------------------------------------------------------
               225,000                    7,081           12,178          19,501          29,404         42,797
--------------------------------------------------------------------------------------------------------------------
               250,000                    9,639           16,309          25,757          38,536         55,818
--------------------------------------------------------------------------------------------------------------------
               300,000                   14,756           24,570          38,271          56,801         81,861
--------------------------------------------------------------------------------------------------------------------
               400,000                   24,990           41,092          63,298          93,330        133,946
--------------------------------------------------------------------------------------------------------------------
               500,000                   35,224           57,615          88,325         129,859        186,031
--------------------------------------------------------------------------------------------------------------------

Projected Cash Balance and Supplemental pension benefits at age 65 payable as an annual annuity.

--------------------------------------------------------------------------------------------------------------------
                                                                   Years of Service
--------------------------------------------------------------------------------------------------------------------
         Renumeration ($)                  15               20              25             30             35
--------------------------------------------------------------------------------------------------------------------
                                           $                $               $              $               $
--------------------------------------------------------------------------------------------------------------------
              $150,000                   16,960           30,178           49,664         76,018        111,659
--------------------------------------------------------------------------------------------------------------------
               175,000                   19,786           35,208           57,941         88,688        130,269
--------------------------------------------------------------------------------------------------------------------
               200,000                   22,613           40,238           66,219       101,357         148,879
--------------------------------------------------------------------------------------------------------------------
               225,000                   25,171           44,368           72,476       110,490         161,900
--------------------------------------------------------------------------------------------------------------------
               250,000                   27,729           48,499           78,732       119,622         174,921
--------------------------------------------------------------------------------------------------------------------
               300,000                   32,846           56,760           91,246       137,887         200,964
--------------------------------------------------------------------------------------------------------------------
               400,000                   43,080           73,282         116,273        174,416         253,049
--------------------------------------------------------------------------------------------------------------------
               500,000                   53,314           89,805         141,300        210,945         305,134
--------------------------------------------------------------------------------------------------------------------

The Manulife Financial U.S. 401(k) Savings Plan

         In addition to the above, plans a 401(k) Savings Plan is also offered. The plan allows employees of Manulife New York to contribute on a pre-tax basis 1% to 15% of their earnings up to the yearly limit of $160,000 for 1998. The yearly maximum an employee can contribute is $10,000 for 1998. The company matches 50% of the first 6% of contributions. Employees become 100% vested in the employer matching contributions as outlined in the vesting schedule below. Additionally they become 100% vested if they retire on or after age 65, become disabled or die.

YEARS OF VESTING SERVICE                                      VESTED PERCENTAGE
   Less than 2 years                                                   0%
2 years but less than 3                                               50%
 3 years and thereafter                                              100%

Canadian Retirement Plan

         Executive officers domiciled in Canada, and certain executive officers formerly domiciled in Canada, are eligible to participate in Manulife's Canadian Staff Pension Plan and to receive supplemental pension benefits under Manulife's supplemental retirement income program. Under these plans, income is payable for the life of the executive officer, with a guarantee of a minimum of 120 monthly payments. If the executive officer is married, the income is actuarially adjusted to a joint and survivor pension which pays a set amount during the life of the executive officer. Upon the death of the executive officer, this amount is reduced by one-third and is payable for the life of the spouse (provided that in no event is this amount reduced prior to 60 months from the date of retirement).

         Pensionable earnings for this purpose are calculated as the highest average of the base earnings and bonuses earned over any 36 consecutive months. The pension benefit is determined by years of service multiplied by the sum of 1.3% of pensionable earnings up to the average of the last three years maximum pensionable earnings ("YMPE") plus 2.0% of the excess of pensionable earnings over the average YMPE, without regard to the maximum pension limit for registered pension plans imposed by Revenue Canada.

         Employees hired after the age of 40 who become executive officers at the vice president level and above within one year of hire may also receive additional service credits equal to their actual period of service, to a maximum of 10 years.

         The following table sets forth the aggregate standard annual benefits payable to executive officers under Manulife's Canadian Staff Pension Plan and supplemental retirement income program.


                                                                    Years of Service
            Remuneration                    15              20               25             30             35
------------------------------------- --------------- ---------------- --------------- -------------- --------------
                 $                          $                $               $               $              $
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              125,000                         34,978           46,637          58,296         69,955         81,615
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              150,000                         42,478           56,637          70,796         84,955         99,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              175,000                         49,978           66,637          83,296         99,955        116,615
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              200,000                         57,478           76,637          95,796        114,955        134,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              225,000                         64,978           86,637         108,296        129,955        151,615
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              250,000                         72,478           96,637         120,796        144,955        169,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              300,000                         87,478          116,637         145,796        174,955        204,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              400,000                        117,478          156,637         195,796        234,955        274,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              450,000                        132,478          176,637         220,796        264,955        309,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              500,000                        147,478          196,637         245,796        294,955        344,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              600,000                        177,478          236,637         295,796        354,955        414,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              700,000                        207,478          276,637         345,796        414,955        484,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              800,000                        237,478          316,637         395,796        474,955        554,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
              900,000                        267,478          356,637         445,796        534,955        624,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------
             1,000,000                       297,478          396,637         495,796        594,955        694,115
------------------------------------- --------------- ---------------- --------------- -------------- --------------

OUR SEPARATE ACCOUNT G

         In 1997 we established The Manufacturers Life Insurance Company of New York Separate Account G, formerly FNAL Fixed Separate Account (the "Fixed Account"), as a separate account under the laws of New York. The Fixed Account holds assets that are segregated from all of our other assets. We currently use the Fixed Account only to support the obligations under the contracts offered by this prospectus. These obligations are based on interest rates credited to the contracts and do not depend on the investment performance of the Fixed Account. Any gain or loss in the Fixed Account accrues solely to us, and we assume any risk associated with the possibility that the value of the assets in the Fixed Account might fall below the reserves and other liabilities that we must maintain. Should the value of the assets in the Fixed Account fall below reserves and other liabilities, we will transfer assets from our general account to the Fixed Account to make up the shortfall. We reserve the right to transfer to our general account any assets of the Fixed Account in excess of such reserves and other liabilities and to maintain assets in the Fixed Account which support any number of annuities which we offer or may offer. The assets of the Fixed Account are not insulated from the claims of our creditors and may be charged with liabilities which arise from other business conducted by us. Thus, we may, at our discretion if permitted by applicable state law, transfer existing Fixed Account assets to, or place future Fixed Account allocations in, our general account for purposes of administration.

         We will invest the assets of the Fixed Account in those assets chosen by us and permitted by applicable New York State laws for separate account investment.

DISTRIBUTION OF THE CONTRACT

         Manufacturers Securities Services, LLC ("MSS"), the successor to NASL Financial Services, Inc., is a Delaware limited liability company that is controlled by Manulife North America. We own a 10% ownership interest in MSS. MSS is the principal underwriter and exclusive distributor of the contracts. MSS also is the investment adviser to MIT. MSS is a broker-dealer registered under the 1934 Act and a member of the National Association of Securities Dealers, Inc. (the "NASD") and is duly appointed and licensed as our insurance agent. MSS is located at 73 Tremont Street, Boston, Massachusetts 02108.

         We have entered into an Underwriting Distribution Agreement with MSS where we appointed MSS the principal underwriter and exclusive representative for the distribution of all insurance products and authorized MSS to enter into agreements with selling broker-dealers and general agents for the distribution of the products. Sales of the contracts will be made by registered representatives of broker-dealers authorized by us and MSS to sell the contracts. Those registered representatives will also be our licensed insurance agents. MSS will pay distribution compensation to selling brokers in varying amounts which under normal circumstances are not expected to exceed 1% of purchase payments plus 0.80% of the contract value per year commencing one year after each initial purchase payment.

CONFIRMATION STATEMENTS

         You will be sent confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy and should immediately report any mistake to our Annuity Service Office. If you fail to notify our Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

LEGAL PROCEEDINGS

         There are no material pending legal proceedings, other than ordinary routine litigation, to which we are a party or to which any of our property is subject and, to the best of our knowledge, no such proceedings are contemplated by any governmental authority.

LEGAL MATTERS

         Tracy A. Kane, Esq., our Secretary and Counsel, has passed upon all matters of applicable state law pertaining to the contract, including our right to issue the contract thereunder.

INDEPENDENT AUDITORS

         The consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NOTICES AND REPORTS TO CONTRACT OWNERS

         At least once each contract year, we will send you a statement showing the contract value of the contract as of the date of the statement. The statement will also show premium payments and any other information required by any applicable law or regulation.

CONTRACT OWNER INQUIRIES

         You should direct inquiries to our Annuity Service Office mailing address at Annuity Service Office, P.O. Box 9013, Boston, MA 02205-9013.

                               FEDERAL TAX MATTERS

INTRODUCTION

         The following discussion of the federal income tax treatment of the contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the contracts is unclear in certain circumstances, and you should consult a qualified tax adviser with regard to the application of law to individual circumstances. This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this prospectus. These authorities, however, are subject to change by Congress, IRS, and judicial decisions. This discussion does not address state or local tax consequences associated with the purchase of the contracts.

         WE MAKE NO GUARANTEE REGARDING ANY TAX TREATMENT, FEDERAL, STATE OR LOCAL, OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

OUR TAX STATUS

         We are taxed as a life insurance company under the Code. The assets in the separate accounts are owned by us, and the income derived from such assets is includible as income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

         Tax Deferral During Accumulation Period

         Under existing provisions of the Code, except as described below, any increase in contract value is generally not taxable to you as the contract owner or to the annuitant until received, either in the form of annuity payments as contemplated by the contracts or in some other form of distribution. However, this rule applies only if the contract owner is an individual.

         As a general rule, deferred annuity contracts held by "non-natural persons," such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal income tax purposes. The income on such contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the owner during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, annuity contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. However, this exception will not apply in the case of any employer which is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.

         Other exceptions to the general rule for non-natural contract owners will apply with respect to:

                  - annuity contracts acquired by an estate of a decedent by reason of the death of the decedent,

                  - annuity contracts issued in connection with certain qualified retirement plans,

                  - annuity contracts purchased by employers upon the termination of certain qualified retirement plans,

                  - certain annuity contracts used in connection with structured settlement agreements, and

                  - annuity contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

         In addition to the foregoing, if the contract's maturity date occurs, or is scheduled to occur, at a time when the annuitant is at an advanced age, such as over age 85, it is possible that the owner will be taxable currently on the annual increase in the contract value.

         The remainder of this discussion assumes that the contract will constitute an annuity for federal tax purposes.

         Taxation of Partial and Total Withdrawals

         In the case of a partial withdrawal, amounts received generally are includible in income to the extent the owner's contract value before the withdrawal exceeds his or her "investment in the contract." In the case of a total withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes, the investment in the contract at any time equals the total of the purchase payments made under the contract to that time (to the extent such payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Contracts) less any amounts previously received from the contract which were not included in income.

         Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the contract value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If you transfer your interest in a contract without adequate consideration to a person other than your spouse (or a former spouse incident to divorce), you will be taxed on the difference between your contract value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

         There is some uncertainty regarding the treatment of the market value adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. Congress has given the IRS regulatory authority to address this uncertainty. However, as of the date of this prospectus, the IRS has not issued any regulations addressing these determinations.

         Taxation of Annuity Payments

         Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the contract (determined under IRS regulations). A simplified method of determining the taxable portion of annuity payments applies to contracts issued in connection with certain Qualified Plans other than IRAs.

         Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his or her last taxable year.

         There may be special income tax issues present in situations where the owner and the annuitant are not the same person or are not married. You should consult a tax adviser in those situations.

         Taxation of Death Benefit Proceeds

         Amounts may be distributed from a contract because of the death of an owner or the annuitant. Prior to the maturity date, such death benefit proceeds are includible in income as follows:

                  - if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or

                  - if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

         After the maturity date, where a guaranteed period exists under an annuity option and the annuitant dies before the end of that period, payments made to the beneficiary for the remainder of that period are includible in income as follows:

                  - if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or

                  - if distributed in accordance with the existing annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

         Penalty Tax on Premature Distributions

         Where a contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the contract. Exceptions to this penalty tax include distributions:

                  -        received on or after the owner reaches age 59 1/2;

                  - attributable to the owner becoming disabled (as defined in the tax law);

                  - made on or after the death of the owner or, if the owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law);

                  - made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or the joint lives (or joint life expectancies) of the owner and a "designated beneficiary" (as defined in the tax law), or

                  - made under a contract purchased with a single premium when the maturity date is no later than a year from purchase of the contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

         Aggregation of Contracts

         In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal from a contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if you purchases a contract offered by this prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract.

         In addition, if you purchase two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the maturity date) is includible in income. Thus, if during a calendar year you buy two or more of the contracts offered by this prospectus (which might be done, for example, in order to invest amounts in different guarantee periods), all of such contracts would be treated as one contract in determining whether withdrawals from any of such contracts are includible in income.

         The effects of such aggregation are not clear and depend on the circumstances. However, aggregation could affect the amount of a withdrawal that is taxable and the amount that might be subject to the 10% penalty tax described above.

         Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons

                  In the case of contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust) or held for the benefit of such an entity, recent changes in the tax law may result in a portion of otherwise deductible interest no longer being deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the contract. However, this interest deduction disallowance does not affect contracts where the income on such contracts is treated as ordinary income that is received or accrued by the owner during the taxable year. Entities that are considering purchasing the contract, or entities that will be beneficiaries under a contract, should consult a tax adviser.

QUALIFIED RETIREMENT PLANS

         In General

                  The contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Numerous special tax rules apply to participants in such Qualified Plans and to contracts used in connection with such Qualified Plans. In this prospectus we provide only general information about the use of the contract with the various types of Qualified Plans. Persons intending to use the contract in connection with a qualified plan should seek competent advice.

                  The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain qualified contracts, there may be no "investment in the contract" and the total amount received may be taxable. Both the amount of the contribution that may be made, and the tax deduction or exclusion that the owner may claim for such contribution, are limited under Qualified Plans. If you are considering purchasing a contract for use in connection with a qualified retirement plan, you should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000. If this contract is used in connection with a Qualified Plan, the owner and annuitant must be the same individual. If a co-annuitant is named, all distributions made while the annuitant is alive must be made to the annuitant. Also, if a co-annuitant is named who is not the annuitant's spouse, the annuity options which are available may be limited, depending on the difference in ages between the annuitant and co-annuitant. Furthermore, the length of any guarantee period may be limited in some circumstances. Additionally, for contracts issued in connection with Qualified Plans subject to the Employee Retirement Income Security Act, the spouse or ex-spouse of the owner will have rights in the contract. In such a case, the owner may need the consent of the spouse or ex-spouse to change annuity options or make a withdrawal from the contract.

                  In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts ("IRAs") (other than Roth IRAs), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

         There is also a 10% penalty tax on the taxable amount of any payment from certain qualified contracts. (The amount of the penalty tax is 25% of the taxable amount of any payment received from a "SIMPLE retirement account" during the 2-year period beginning on the date the individual first participated in any qualified salary reduction agreement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, including a "SIMPLE IRA," exceptions provide that the penalty tax does not apply to a payment (a) received on or after the owner reaches age 59 1/2, (b) received on or after the owner's death or because of the owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or for the joint lives (or joint life expectancies) of the owner and designated beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these two exceptions to the penalty tax. If you wish to take a distribution from an IRA for these purposes, you should consult your tax adviser.

         When issued in connection with a Qualified Plan, a contract will be amended as generally necessary to conform to the requirements of the plan. However, owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we will not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the contract, unless we consent.

         Qualified Plan Types

         Following are brief descriptions of various types of Qualified Plans in connection with which we may issue a contract.

         Individual Retirement Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an IRA. IRAs are subject to limits on the amounts that may be contributed and deducted, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The contract may not be used in connection with an "Education IRA" under Section 530 of the Code.

         Simplified Employee Pensions (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs.

         SIMPLE IRAs. Section 408(p) of the Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence.

         Roth IRAs. Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in certain respects.

         Among the differences are that contributions to a Roth IRA are not deductible and "qualified distributions" from a Roth IRA are excluded from income. A qualified distribution is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the owner was made. Second, the distribution must be:

         -        made after the owner attains age 59 1/2;

         -        made after the owner's death;

         -        attributable to the owner being disable; or

-        a qualified first-time homebuyer distribution within the meaning of
         Section 72(t)(2)(F) of the Code.

         In addition, distributions from Roth IRAs need not commence when the owner attains age 70 1/2. A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA, but a Roth IRA may not accept rollover contributions from other Qualified Plans.

         Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the contract in order to provide benefits under the plans.

         Tax-Sheltered Annuities. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities."

         Section 403(b) policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals do not apply to the extent we are directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

         Direct Rollover Rules

         In the case of contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, and hardship distributions).

         Under these requirements, withholding at a rate of 20% will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain Qualified Plans or Contracts (such as to an IRA). Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

FEDERAL INCOME TAX WITHHOLDING

         We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and rollovers from non-Roth IRAs to Roth IRAs) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                                   APPENDIX A

EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE

EXAMPLE 1 - Assume you make a single payment of $50,000 into the contract, there are no transfers or partial withdrawals and your withdrawal is not made at the end of a guarantee period. The table below illustrates three examples of the withdrawal charges that we would impose if the contract were completely withdrawn during the contract year shown, based on hypothetical contract values and assuming no market value adjustment.

                                            AMOUNT
                                           AVAILABLE
                                            WITHOUT
                       HYPOTHETICAL      IMPOSITION OF       AMOUNT SUBJECT TO
    CONTRACT             CONTRACT          WITHDRAWAL            WITHDRAWAL               WITHDRAWAL
      YEAR                VALUE             CHARGE                CHARGE                    CHARGE
                                                                                  --------------------------
                                                                                     PERCENT       AMOUNT
------------------------------------------------------------------------------------------------------------
        2                 55,000               5,000(a)             50,000              6%         3,000
        6                 60,000               5,000(b)             55,000              2%         1,100
        8                 70,000               5,000                     0(c)           0%             0

(a) During any contract year the amount available without the imposition of a withdrawal charge is 10% of the single payment made under the contract less any prior partial withdrawals in that contract year. Ten percent of payments less prior withdrawals equals $5,000 ($5,000-0). Consequently, on total withdrawal, you withdraw $5,000 without imposition of the withdrawal charge, and we assess the withdrawal charge against the remaining balance of $50,000 (contract value less amount available without imposition of a withdrawal charge).

(b) The amount available without imposition of a withdrawal charge again equals $5,000, and we apply the withdrawal charge to the remaining balance of $55,000 (contract value less amount available without imposition of a withdrawal charge).

(c)      We do not assess a withdrawal charge after 7 contract years.

EXAMPLE 2 - Assume you make a single payment of $50,000 into the contract and that no transfers are made. The table below illustrates two partial withdrawals of $2,000 and $7,000 made during the third contract year and assumes no market value adjustment applies.

                                               AMOUNT
                                              AVAILABLE
                                               WITHOUT
      HYPOTHETICAL           PARTIAL        IMPOSITION OF       AMOUNT SUBJECT TO
       CONTRACT             WITHDRAWAL        WITHDRAWAL            WITHDRAWAL           WITHDRAWAL
        VALUE               REQUESTED           CHARGE               CHARGE               CHARGE
                                                                                  ---------------------------
                                                                                    PERCENTAGE      AMOUNT
-------------------------------------------------------------------------------------------------------------
        65,000                 2,000             5,000(a)                  0            5%              0
        63,000                 7,000             3,000(b)              4,000            5%            200

 (a) The amount you may withdraw without imposition of a withdrawal charge during any contract year is 10% of the single payment made under the contract less any prior withdrawals in that contract year. Ten percent of the payment less prior withdrawals equals $5,000 ($5,000-0). The amount requested ($2,000) is less than the amount available without imposition of a withdrawal charge; therefore, no withdrawal charge applies.

(b) Since $2,000 has already been withdrawn in the current contract year, the remaining amount available without imposition of a withdrawal charge during the third contract year is $3,000. The $7,000 partial withdrawal will consist of $3,000 without imposition of withdrawal charge, and the remaining $4,000 will be subject to a withdrawal charge.

We may subject withdrawals to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT.")

                                   APPENDIX B

MARKET VALUE ADJUSTMENT EXAMPLES

We determine the market value adjustment factor by the following formula:
((1+i)/(1+j)) [to the power of n/12] where:

         i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

         j - The guaranteed interest rate available, on the date we process the request, for a guarantee period with the same length as the period remaining in the initial guarantee period or renewal guarantee period. If the guarantee period of this length is not available, we will choose the guarantee period with the next highest duration which we maintain.

         n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.

Example 1

Payment                                                $100,000
Initial guarantee period                               5 years
Initial guaranteed interest rate                       5.00% per annum
Guaranteed interest rate for three                     6.00% per annum
   year guarantee period
Transfer to a different guarantee period               middle of contract year 3
Contract value at middle of contract year 3            =$100,000 x 1.05 [to the power of 2.5] = $112,972.63
Amount transferred to a different                      =$112,972.63 x market value adjustment factor
   guarantee period
Market value adjustment factor                         =((1+i)/(1+j))[to the power of n/12]
                                                       i = .05
                                                       j = .06
                                                       n = 30
                                                       =(1.05/1.06)[to the power of 30/12]
                                                       =0.9765817
Amount transferred to a different                      =$112,972.63 x 0.9765817
   guarantee period                                    =$110,327.00

Example 2
Payment                                                      $100,000
Initial guarantee period                                     5 years
Initial guaranteed interest rate                             5.00% per annum
Guaranteed interest rate for three                           4.00% per annum
  year guarantee period
Transfer to a different guarantee period                     middle of contract year 3
Contract value at middle of contract year 3                  =$100,000 x 1.05[to the power of 2.5] = $112,972.63
Amount transferred to a different                            =$112,972.63 x market value adjustment factor
   guarantee period
Market value adjustment factor                               =((1+i)/(1+j))[ to the power of n/12]
                                                             i = .05
                                                             j = .04
                                                             n = 30
                                                             =(1.05/1.04)[to the power of 30/12]
                                                             =1.0242121
Amount transferred to a different                            =$112,972.63 x 1.0242121
   guarantee period                                          =$115,707.93

                                   APPENDIX C

STATE PREMIUM TAXES

     Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax adviser should be consulted.

                                                                               TAX RATE

                                                                   QUALIFIED               NON-QUALIFIED
STATE                                                              CONTRACTS                 CONTRACTS

CALIFORNIA...........................................                  .50%                     2.35%
DISTRICT OF COLUMBIA.................................                 2.25%                     2.25%
KENTUCKY.............................................                 2.00%                     2.00%
MAINE................................................                  .00%                     2.00%
NEVADA...............................................                  .00%                     3.50%
PUERTO RICO..........................................                 1.00%                     1.00%
SOUTH DAKOTA*........................................                  .00%                     1.25%
WEST VIRGINIA........................................                 1.00%                     1.00%
WYOMING..............................................                  .00%                     1.00%


* Premium tax paid upon receipt of premium (no tax at annuitization if tax paid on premium at issue).

                            OUR FINANCIAL STATEMENTS

                         AUDITED FINANCIAL STATEMENTS

                         THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                         Years ended December 31, 1998, 1997 and 1996

              The Manufacturers Life Insurance Company of New York

                          Audited Financial Statements


                  Years ended December 31, 1998, 1997 and 1996




                                    CONTENTS

Report of Independent Auditors................................................1

Audited Financial Statements

Balance Sheets................................................................2
Statements of Income..........................................................3
Statements of Changes in Shareholder's Equity.................................4
Statements of Cash Flows......................................................5
Notes to Financial Statements.................................................6

                         Report of Independent Auditors


The Board of Directors and Shareholder
The Manufacturers Life Insurance Company of New York


We have audited the accompanying balance sheets of The Manufacturers Life Insurance Company of New York (formerly First North American Life Assurance Company and hereinafter referred to as the Company) as of December 31, 1998 and 1997, and the related statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Manufacturers Life Insurance Company of New York at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




February 22, 1999

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
BALANCE SHEETS


As at December 31
ASSETS  ($ thousands)                                                              1998                    1997
--------------------------------------------------------------------------------------------------------------------
Investments
   Fixed  maturity  securities  available-for-sale,  at fair  value
     (note 3)                                                            $      125,088        $       129,151
   (amortized cost:  1998 $120,902; 1997 $126,714)
   Investment in unconsolidated affiliate                                           175                      -
   Policy loans                                                                     552                    398
   Short-term investments                                                        10,032                  9,998
--------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                        $      135,847        $       139,547
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                $        5,946        $         1,431
Accrued investment income                                                         3,073                  2,401
Deferred acquisition costs (note 4)                                              36,831                 28,364
Other assets                                                                      1,834                    231
Separate account assets                                                         833,693                597,193
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $    1,017,224        $       769,167
--------------------------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDER'S EQUITY ($ thousands)
--------------------------------------------------------------------------------------------------------------------
Liabilities:
   Policyholder liabilities and accruals                                 $       94,492        $        86,611
   Payable to affiliates                                                          4,114                  4,345
   Deferred income taxes (note 5)                                                 3,615                  2,269
   Other liabilities                                                              1,943                    987
   Separate account liabilities                                                 833,693                597,193
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                        $      937,857        $       691,405
--------------------------------------------------------------------------------------------------------------------
Shareholder's equity:
   Common stock (note 6)                                                 $        2,000        $         2,000
   Additional paid-in capital                                                    72,706                 72,531
   Retained earnings                                                              3,209                  2,136
   Accumulated other comprehensive income                                         1,452                  1,095
--------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDER'S EQUITY                                               $       79,367        $        77,762
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                               $    1,017,224        $       769,167
--------------------------------------------------------------------------------------------------------------------


See accompanying notes

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF INCOME


For the years ended December 31
 ($ thousands)                                                              1998             1997              1996
--------------------------------------------------------------- ------------------- ---------------- ----------------

REVENUES:
     Fees from separate accounts and policyholder liabilities     $       10,961    $       7,395    $        4,762
     Net investment income (note 3)                                        9,786            6,717             5,224
     Net realized investment gains                                           713              769                89
--------------------------------------------------------------- ------------------- ---------------- ----------------
TOTAL REVENUE                                                     $       21,460    $      14,881    $       10,075
--------------------------------------------------------------- ------------------- ---------------- ----------------

BENEFITS AND EXPENSES:
     Policyholder benefits and claims                             $        4,603    $       4,747    $        4,189
     Amortization of deferred acquisition costs (note 4)                   4,849            3,393             2,319
     Other insurance expenses                                             10,359            5,845             1,192
--------------------------------------------------------------- ------------------- ---------------- ----------------
TOTAL BENEFITS AND EXPENSES                                       $       19,811    $      13,985    $        7,700
--------------------------------------------------------------- ------------------- ---------------- ----------------
INCOME BEFORE INCOME TAXES                                        $        1,649    $         896    $        2,375
--------------------------------------------------------------- ------------------- ---------------- ----------------
INCOME TAXES (note 5)                                             $          576    $         310    $          833
--------------------------------------------------------------- ------------------- ---------------- ----------------
NET INCOME                                                        $        1,073    $         586    $        1,542
--------------------------------------------------------------- ------------------- ---------------- ----------------


See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY




                                                                                        Accumulated
                                                                                           Other          Total
                                             Common       Additional      Retained     Comprehensive  Shareholder's
  ($ thousands)                               Stock    Paid-in Capital    Earnings        Income         Equity
  -------------------------------------------------------------------------------------------------------------------

  Balance at January 1, 1996                  $2,000        $ 11,500       $     8       $  1,704       $   15,212
  Capital contribution                                        13,300                                        13,300
  Comprehensive income (note 2)                                              1,542         (1,285)             257
  -------------------------------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1996                  $2,000        $ 24,800       $ 1,550       $    419       $   28,769
  Capital contribution                                        47,731                                        47,731
  Comprehensive income (note 2)                                                586            676            1,262
  -------------------------------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1997                  $2,000        $ 72,531       $ 2,136       $  1,095       $   77,762
  Capital contribution                                           175                                           175
  Comprehensive income (note 2)                                              1,073            357            1,430
  -------------------------------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1998                  $2,000        $ 72,706       $ 3,209       $  1,452       $   79,367
  -------------------------------------------------------------------------------------------------------------------


See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF CASH FLOWS

For the years ended December 31
($ thousands)                                                                         1998         1997          1996
---------------------------------------------------------------------------- --------------- ------------ ------------
OPERATING ACTIVITIES:
Net income                                                                     $     1,073     $    586     $   1,542
Adjustments  to  reconcile  net  income to net cash (used in)  provided  by operating activities:
     Amortization of bond discount and premium                                          434         333           141
     Net realized investment gains                                                     (713)       (769)          (89)
     Provision for deferred income tax                                                1,153         (29)          220
     Amortization of deferred acquisition costs                                       4,849       3,393         2,319
     Policy acquisition costs deferred                                              (14,515)    (11,684)       (7,224)
     Return credited to policyholders and other benefits                              4,603       4,747         4,189
     Changes in assets and liabilities:
         Accrued investment income                                                     (672)       (873)           (7)
         Other assets                                                                (1,603)        (80)          196
         Payable to affiliates                                                         (231)      2,328           865
         Other liabilities                                                              956         115          (153)
---------------------------------------------------------------------------- --------------- ------------ ------------
Net cash (used in) provided by operating activities                            $     (4,666)   $ (1,933)    $   1,999
---------------------------------------------------------------------------- --------------- ------------ ------------
INVESTING ACTIVITIES:
Fixed maturity securities sold, matured or repaid                              $    30,591    $  59,307     $  31,659
Fixed maturity securities purchased                                                (24,500)    (103,383)      (41,409)
Net change in short-term investments                                                   (34)      (6,011)       (3,985)
Policy loans advanced, net                                                            (154)        (215)         (116)
---------------------------------------------------------------------------- --------------- ------------ ------------
Cash provided by (used in) investing activities                                $     5,903    $ (50,302)    $ (13,851)
---------------------------------------------------------------------------- --------------- ------------ ------------
FINANCING ACTIVITIES:
Deposits and interest credited to policyholder funds                                14,212       17,212        18,408
Return of policyholder funds                                                       (10,934)     (15,382)      (24,676)
Change in notes payable                                                                   -            -       (2,000)
Capital contribution by parent                                                            -      47,731        13,300
---------------------------------------------------------------------------- --------------- ------------ ------------
CASH PROVIDED BY FINANCING ACTIVITIES                                          $     3,278     $ 49,561     $   5,032
---------------------------------------------------------------------------- --------------- ------------ ------------
Cash and cash equivalents:
Increase (decrease) during the year                                                   4,515      (2,674)       (6,820)
Balance, beginning of year                                                            1,431       4,105        10,925
---------------------------------------------------------------------------- --------------- ------------ ------------
BALANCE, END OF YEAR                                                           $     5,946     $  1,431     $   4,105
---------------------------------------------------------------------------- --------------- ------------ ------------

See accompanying notes

The Manufacturers Life Insurance Company of New York

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                            (In Thousands of Dollars)


1.       ORGANIZATION

         The Manufacturers Life Insurance Company of New York (First North American Life Assurance Company prior to October 1, 1997, and hereinafter referred to as "the Company"), is a stock life insurance company which was organized on February 10, 1992 under the laws of the State of New York. The New York Insurance Department ("the Department") granted the Company a license to operate on July 22, 1992. The Company is a wholly-owned subsidiary of The Manufacturers Life Insurance Company of North America (formerly North American Security Life Insurance Company and hereinafter referred to as "MNA"), which is in turn a wholly-owned subsidiary of Manulife-Wood Logan Holding Co., Inc. ("MWL"). MWL is 62.5% owned by The Manufacturers Life Insurance Company
         (USA) (ManUSA), 22.5% by MRL Holding, LLC, ("MRL") and 15% by minority interest shareholders. ManUSA and MRL are indirectly wholly-owned subsidiaries of The Manufacturers Life Insurance Company ("Manulife Financial"), a federally chartered Canadian mutual life insurance company.

         The Company issues individual and group annuity and individual life insurance contracts (collectively, the contracts) in the State of New York. Amounts invested in the fixed portion of the contracts are allocated to the general account or a non-insulated separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to the separate accounts of the Company. Each of these separate accounts invests in shares of the various portfolios of the Manufacturers Investment Trust (formerly NASL Series Trust and hereinafter referred to as "MIT"), a no-load, open-end investment management company organized as a Massachusetts business trust, or in open-end investment management companies offered and managed by unaffiliated third parties.

         Prior to October 1, 1997, the Company sold and administered only combination fixed and variable annuity products. On October 21, 1997, the Company received approval from the Department for a revised plan of operations which expanded its product offerings. MNA contributed $47,731 to the Company in support of the revised plan of operations.

         Prior to October 1, 1997, NASL Financial Services Inc. ("NASL Financial"), an affiliate of the Company, acted as investment adviser to MIT and as principal underwriter of the annuity contracts issued by the Company. Effective October 1, 1997, Manufacturers Securities Services, LLC ("MSS"), the successor to NASL Financial and an affiliate of the Company, replaced NASL Financial as the investment advisor to MIT and as the principal underwriter for the variable contracts and exclusive distributor of all contracts issued by the Company.

         Prior to October 1, 1997, Wood Logan Associates Inc. ("WLA"), a subsidiary of MWL, acted as the promotional agent for the sale of the Company's contracts. Since October 1, 1997, marketing services for the sale of all contracts issued by the Company and other services are provided by certain affiliates of the Company pursuant to an Administrative Services Agreement and an Investment Services Agreement between the Company and Manulife Financial. Currently, services are provided by Manulife Financial, WLA, MNA, and ManUSA.

         On October 31, 1998, the Company received a 10% interest in the members' equity of MSS from MNA, the managing member of MSS. The Company treated the receipt of its equity interest as a contribution to paid-in capital of $175.

2.       SIGNIFICANT ACCOUNTING POLICIES

      a) BASIS OF PRESENTATION

         The accompanying financial statements of the Company have been prepared in conformity with generally accepted accounting principles ("GAAP").

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

      b) RECENT ACCOUNTING STANDARDS

         i) During 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose annual financial statements. Comprehensive income includes all changes in shareholder's equity during a period except those resulting from investments by and distributions to shareholders. The adoption of SFAS No. 130 resulted in revised and additional disclosures but had no effect on the financial position, results of operations, or liquidity of the Company.

         Total comprehensive income was as follows:

          FOR THE YEARS ENDED DECEMBER 31
          ($ thousands)                                                           1998          1997         1996
          ---------------------------------------------------------------- -------------- ------------ -------------
          NET INCOME                                                         $   1,073     $     586     $  1,542
          ---------------------------------------------------------------- -------------- ------------ -------------
          Other comprehensive income, net of tax:
            Unrealized holding gains (losses) arising during the year              820         1,176       (1,227)
              Less:
             Reclassification  adjustment  for realized gains included in
             net Income                                                            463           500           58
          ---------------------------------------------------------------- -------------- ------------ -------------
          Other comprehensive income (loss)                                        357           676       (1,285)
          ---------------------------------------------------------------- -------------- ------------ -------------
          COMPREHENSIVE INCOME                                               $   1,430     $   1,262     $    257
          ---------------------------------------------------------------- -------------- ------------ -------------


          Other comprehensive income (loss) is reported net of taxes of $192, $364, and ($692) for 1998, 1997, and 1996, respectively.

ii) During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the disclosure of information about the Company's operating segments, including disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position, nor did it affect the manner in which the Company defines its operating segments. The Company reports three business segments:
          Annuities, Savings and Retirement Services, and Life Insurance. The Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company or in the general account of the Company, with investment returns accumulating on a tax-deferred basis. The Savings and Retirement Services segment offers 401(k) products to customers in the State of New York. The Individual Life Insurance segment offers traditional non-participating life insurance to the New York market. The Savings and Retirement Services segment was launched in mid - 1998 and the Individual Life Insurance segment was launched in late 1997. Both these segments are considered to be in the start-up phase.
          No significant assets or revenues have been generated to date in these two segments. Start-up costs, on a pre-tax basis, reported for these two segments totaled approximately $534 and $2,399, respectively in 1998 and $1,551 for the Individual Life Insurance segment in 1997. The following is a summary of the contribution to net income of the three business segments:

          FOR THE YEARS ENDED DECEMBER 31
          ($ thousands)                                                    1998            1997             1996
          -------------------------------------------------------- ----------------- --------------- ---------------
          Annuities                                                    $  2,623          $   1,594       $   1,542
          Savings and Retirement Services                                                        -               -
                                                                            (318)
          Life Insurance                                                                    (1,008)              -
                                                                          (1,232)
          -------------------------------------------------------- ----------------- --------------- ---------------
          NET INCOME (LOSS)                                            $   1,073         $     586       $   1,542
          -------------------------------------------------------- ----------------- --------------- ---------------

      c) INVESTMENTS

         The Company classifies all of its fixed maturity securities as available-for-sale and records these securities at fair value. Realized gains and losses on sales of securities classified as available-for-sale are recognized in net income using the specific identification method. Changes in the fair value of securities available-for-sale are reflected directly in accumulated other comprehensive income after adjustments for deferred taxes and deferred acquisition costs. Discounts and premiums on investments are amortized using the effective interest method.

         The cost of fixed maturity securities is adjusted for the amortization of premiums and accretion of discounts using the interest method. This amortization or accretion is included in net investment income.

         For the mortgage-backed bond portion of the fixed maturity securities portfolio, the Company recognizes amortization using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. That adjustment is included in net investment income.

         Policy  loans  are  reported  at  aggregate   unpaid   balances   which
         approximate fair value.

         Short-term investments which include investments with maturities of less than one year and greater than 90 days at the date of acquisition, are reported at amortized cost which approximates fair value.

      d) CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

      e) DEFERRED ACQUISITION COSTS (DAC)

         Commissions and other expenses which vary with and are primarily related to the production of new business are deferred to the extent recoverable and included as an asset. Acquisition costs associated with annuity contracts and investment pension contracts are being amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins. The amortization is adjusted retrospectively when estimates of current or future gross profits are revised. DAC associated with traditional non-participating individual insurance policies is charged to expense over the premium paying period of the related policies. DAC is adjusted for the impact on estimated future gross profits assuming the unrealized gains or losses on securities had been realized at year-end. The impact of any such adjustments is included in net unrealized gains (losses) in accumulated other comprehensive income. DAC is reviewed annually to determine recoverability from future income and, if not recoverable, it is immediately expensed.

      f) POLICYHOLDER LIABILITIES AND ACCRUALS

         Policyholder liabilities equal the policyholder account value for the fixed portion of annuity contracts and for investment pension contracts with no substantial mortality risk. Account values are increased for deposits received and interest credited and are reduced by withdrawals. For traditional non-participating life insurance policies, policyholder liabilities are computed using the net level premium method and are based upon estimates as to future mortality, persistency, maintenance expenses and interest rate yields that are applicable in the year of issue. The assumptions include a provision for the risk of adverse deviation.

      g) SEPARATE ACCOUNTS

         Separate account assets and liabilities that are reported in the accompanying balance sheets represent investments in MIT, which are mutual funds that are separately administered for the exclusive benefit of the policyholders of the Company and its affiliates, or open-end investment management companies offered and managed by unaffiliated third parties, which are mutual funds that are separately administered for the benefit of the Company's policyholders and other shareholders. These assets and liabilities are reported at fair value. The policyholders, rather than the Company, bear the investment risk. The operations of the separate accounts are not included in the accompanying financial statements. Fees charged on separate account policyholder funds are included in revenues.

      h) REVENUE RECOGNITION

         Fee income from separate accounts, annuity contracts and investment pension contracts consists of charges for mortality, expenses and surrender and administration charges that have been assessed against the policyholder account balances. Premiums on traditional non-participating life insurance policies are recognized as revenue when due and currently are included in Fees from Separate Accounts and Policyholder Liabilities in the statements of income. Investment income is recorded as revenue when due.

      i) POLICYHOLDER BENEFITS AND CLAIMS

         Benefits for annuity contracts and investment pension contracts include interest credited to policyholder account balances and benefit claims incurred during the period in excess of policyholder account balances.

      j) INCOME TAXES

         Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that likely will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

3.       INVESTMENTS AND INVESTMENT INCOME

      a) FIXED MATURITY SECURITIES

         At December 31, 1998 and 1997, all fixed maturity securities have been classified as available-for-sale and reported at fair value. The amortized cost and fair value are summarized as follows:

                                                                    GROSS           GROSS
                                             AMORTIZED COST      UNREALIZED       UNREALIZED          FAIR VALUE
        AS AT DECEMBER 31,                                          GAINS           LOSSES
        ($ thousands)                        1998       1997      1998    1997   1998    1997        1998      1997
        ------------------------------- ----------- ---------- -------- ------- ------- ------- ---------- ---------
        U.S. government                 $  11,018   $  7,422   $   591  $  284    ($15) $       $  11,594  $  7,706
                                                                                             -
        Corporate securities               99,696    108,682     3,321   1,879     (35)    (23)   102,982   110,538
        Mortgage-backed securities          6,680      5,016       125      69     (21)      -      6,784     5,085
        Foreign governments                 2,449          -       111       -       -       -      2,560         -
        States/political subdivisions       1,059      5,594       109     228       -       -      1,168     5,822
        ------------------------------- ----------- ---------- -------- ------- ------- ------- ---------- ---------
        Total fixed maturity securities $ 120,902   $126,714   $ 4,257  $2,460    ($71)   ($23) $ 125,088  $129,151
        ------------------------------- ----------- ---------- -------- ------- ------- ------- ---------- ---------

         Proceeds from sales of fixed maturity securities during 1998 were $17,985 (1997 $45,217; 1996 $6,559). Gross gains of $715 and gross losses of $2 were realized on those sales (1997 $772 and $6; 1996 $91 and $2 respectively).

         The contractual maturities of fixed maturity securities at December 31, 1998 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Corporate requirements and investment strategies may result in the sale of investments before maturity.

         ($ thousands)                                                    AMORTIZED COST           FAIR VALUE
         -----------------------------------------------------------------------------------------------------------
         FIXED MATURITY SECURITIES
            One year or less                                                  $ 13,083               $13,117
            Greater than 1; up to 5 years                                       61,861                63,525
            Greater than 5; up to 10 years                                      21,812                22,807
            Due after 10 years                                                  17,466                18,855
            Mortgage-backed securities                                           6,680                 6,784
         -----------------------------------------------------------------------------------------------------------
         TOTAL FIXED MATURITY SECURITIES                                      $120,902              $125,088
         -----------------------------------------------------------------------------------------------------------



        Fixed maturity securities with a fair value of $410 and $414 at December 31, 1998 and 1997, respectively, were on deposit with, or in custody accounts on behalf of, New York State Insurance Department to satisfy regulatory requirements.

      b) Investment Income

         Income by type of investment was as follows:

         FOR THE YEARS ENDED DECEMBER 31
         ($ thousands)                                              1998               1997              1996
         -----------------------------------------------------------------------------------------------------------
         Fixed maturity securities                                $8,338            $ 6,343            $4,476
         Other invested assets                                       830
         Short-term investments                                      762                477               873
         -----------------------------------------------------------------------------------------------------------
         Gross investment income                                   9,930              6,819             5,349
         -----------------------------------------------------------------------------------------------------------
         Investment expenses                                        (144)              (102)             (125)
         -----------------------------------------------------------------------------------------------------------
         NET INVESTMENT INCOME                                    $9,786            $ 6,717            $5,224
         -----------------------------------------------------------------------------------------------------------

4.       DEFERRED ACQUISITION COSTS

         The components of the change in DAC were as follows:

         FOR THE YEARS ENDED DECEMBER 31

         ($ thousands)                                               1998                1997             1996
         ----------------------------------------------- -------------------- ------------------- ------------------
         Balance at January 1,                                $    28,364         $    20,208       $     15,919
         Capitalization                                            14,515              11,684            7,224
         Amortization                                             (4,849)             (3,393)           (2,319)
         Effect of net unrealized gains
              on securities available for sale                    (1,199)                (135)             (616)
         ----------------------------------------------- -------------------- ------------------- ------------------
         BALANCE AT DECEMBER 31                               $    36,831         $    28,364       $   20,208
         ----------------------------------------------- -------------------- ------------------- ------------------


         To date, the DAC balance is primarily attributable to the Annuities segment.

5.       INCOME TAXES

         The components of income tax expense were as follows:

         FOR THE YEARS ENDED DECEMBER 31
         ($ thousands)                                               1998               1997               1996
         ----------------------------------------------------- ----------------- ----------------- -----------------
         Current expense (benefit)                              $    (577)              $339               $613
         Deferred expense (benefit)                                 1,153                (29)               220
         ----------------------------------------------------- ----------------- ----------------- -----------------
         TOTAL EXPENSE                                          $    576                $310               $833
         ----------------------------------------------------- ----------------- ----------------- -----------------



         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability are as follows:

         -----------------------------------------------------------------------------------------------------------
         AS AT DECEMBER 31
         ($ thousands)                                                             1998                  1997
         -----------------------------------------------------------------------------------------------------------
         DEFERRED TAX ASSETS:
            Asset reserves                                                 $        389              $     92
         -----------------------------------------------------------------------------------------------------------
         Total deferred tax assets                                                  389                    92
         -----------------------------------------------------------------------------------------------------------
         DEFERRED TAX LIABILITIES:
            Deferred acquisition costs                                           (2,203)               (1,135)
            Reserves                                                                                       (4)
            Unrealized gains on securities available-for-sale                      (784)                 (589)
            Other                                                                (1,017)                 (633)
         -----------------------------------------------------------------------------------------------------------
         Total deferred tax liabilities                                          (4,004)               (2,361)
         -----------------------------------------------------------------------------------------------------------
         NET DEFERRED TAX LIABILITY                                        $     (3,615)             $ (2,269)
         -----------------------------------------------------------------------------------------------------------

         The Company participates as a member of the MWL affiliated group, filing a consolidated federal income tax return. The Company files a separate New York State return.

         The method of allocation between the companies is subject to a tax sharing agreement under which the tax liability is allocated to each member of the group on a pro-rata basis based on the relationship that the member's tax liability (computed on a separate return basis) bears to the tax liability of the consolidated group. The tax charge to the Company will not be more than the Company would have paid on a separate return basis. Settlement of taxes are made through an increase or reduction to the payable to parent, subsidiaries and affiliates which is settled periodically.

         The Company made estimated tax payments of $1,121 in 1998 and $531 and $0 in 1997 and 1996, respectively.

6.       Shareholder's Equity

         The Company has one class of common stock:

         AS AT DECEMBER 31:
         ($ thousands)                                                                       1998              1997
         --------------------------------------------------------------------- ------------------- -----------------
         Authorized, issued and outstanding:
             2,000,000 Common shares, Par value $1                                         $2,000            $2,000
         --------------------------------------------------------------------- ------------------- -----------------


         The net assets of the Company available for the Parent as dividends are generally limited to and cannot be made except from earned statutory-basis profits. The maximum amount of dividends that may be paid by life insurance companies without prior approval of the New York Insurance Commissioner is subject to restrictions relating to statutory surplus and net gain from operations on a statutory basis.

         The aggregate statutory capital and surplus of the Company at December 31, 1998 was $62,881 (1997 $68,336). The aggregate statutory net income
         (loss) of the Company for the year ended 1998 was ($5,678) (1997 ($1,562); 1996 $231). State regulatory authorities prescribe statutory accounting practices that differ in certain respects from generally accepted accounting principles followed by stock life insurance companies. The significant differences relate to investments, deferred acquisition costs, deferred income taxes, non-admitted asset balances and reserves.

7.       REINSURANCE

         The Company has entered into reinsurance agreements with various reinsurers to reinsure any face amounts in excess of $100 for its traditional non-participating insurance products. The Company remains liable for amounts ceded in the event that reinsurers do not meet their obligations. To date, there have been no reinsurance recoveries under these agreements.

8.       RELATED-PARTY TRANSACTIONS

         The Company utilizes various services administered by Manulife Financial and affiliates such as legal, personnel, investment accounting and other corporate services. Prior to October 1, 1997, Manulife Financial and MNA charged the Company for those services. In the first nine months of 1997 and for the full year 1996, Manulife Financial and MNA charged the Company approximately $623 and $661, respectively. Effective October 1, 1997, pursuant to a revised plan of operations, all intercompany expenses were billed through Manulife Financial. For the year ended December 31, 1998 and for the fourth quarter of 1997, Manulife Financial billed the Company expenses of $4,685 and $869, respectively. At December 31, 1998 and 1997, the Company had a net liability to Manulife Financial of $2,372 and $2,977, respectively, for those services.

         For the nine months ended September 30, 1997 and for the full year 1996, the Company paid underwriting commissions to NASL Financial of $8,421 and $7,050, respectively. NASL Financial then reimbursed WLA for promotional agent services. Effective October 1, 1997, MSS replaced NASL Financial as underwriter. Thereafter, all commissions were paid to MSS by the Company, and WLA marketing services expenses were paid by Manulife Financial who was then reimbursed by the Company. Underwriting commissions and marketing services expense of $17,838 and $4,431, respectively, were incurred during the year ended December 31, 1998 and the fourth quarter of 1997. At December 31, 1998 and 1997, the Company had a net liability of $799 and $1,368, respectively, for these services.

         The financial statements have been prepared from the records maintained by the Company and may not necessarily be indicative of the financial conditions or results of operations that would have occurred if the Company had been operated as an unaffiliated corporation (see also Notes 1, 5, 10 and 13 for additional related-party transactions).


9.       BORROWED MONEY

         The Company has an unsecured line of credit with State Street Bank and Trust in the amount of $5,000, bearing interest at the bank's money market rate plus 50 basis points. There were no outstanding advancements under the line of credit at December 31, 1998 and 1997.

10.      EMPLOYEE BENEFITS

      a) RETIREMENT PLAN

         Prior to July 1, 1998, the Company and MNA participated in a non-contributory defined benefit pension plan (the " Nalaco Plan") sponsored by Manulife Financial, covering its employees. A similar plan (the "Manulife Plan") also existed for ManUSA. Both plans provided pension benefits based on length of service and final average earnings. Vested benefits are fully funded; current pension costs are funded as they accrue.

         Effective July 1, 1998, the Nalaco Plan was merged into the Manulife Plan as approved by the Board of Directors of Manulife Financial. The merged plan was then restated as a cash balance pension plan entitled, "The Manulife Financial U.S. Cash Balance Pension Plan" ("Cash Balance Plan"). Participants in the two prior plans ceased accruing benefits under the old plan effective June 30, 1998, and became participants in the Cash Balance Plan on July 1, 1998. Also effective July 1, ManUSA became the sponsor of the Cash Balance Plan. Each participant who was a participant in one of the prior plans received an opening account balance equal to the present value of their June 30, 1998 accrued benefit under the prior plan, using Pension Benefit Guaranty Corporation rates. Future contribution credits under the Cash Balance Plan vary by service, and interest credits are a function of interest rate levels. Pension benefits are provided to participants after three years of vesting service, and the normal retirement benefit is actuarially equivalent to the cash balance account at normal retirement date. The normal form of payment under the Cash Balance Plan is a life annuity with various optional forms available.

         Actuarial valuation of accumulated plan benefits are based on projected salaries and best estimates of investment yields on plan assets, mortality of participants, employee termination and ages at retirement. Pension costs relating to current service and amortization of experience gains and losses are amortized to income over the estimated average remaining service lives of the participants. No pension expense was recognized by the sponsor in 1998, 1997, or 1996 because the plan was subject to the full funding limitation under the Internal Revenue Code.

         At December 31, 1998, the projected benefit obligation based on an assumed interest rate of 6.5% was $51,757. The fair value of plan assets invested in ManUSA's general fund deposit administration insurance contracts and in an investment portfolio of equities and fixed income securities managed by an affiliate were $52,541 and $32,145, respectively.

      b) 401(k) PLAN

         Prior to July 1, 1998, the Company also participated in a defined contribution plan sponsored by MNA, the North American Security Life 401(k) Savings Plan, which was subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). A similar plan, the Manulife Financial 401k Savings Plan, also existed for employees of ManUSA. These two plans were effectively merged on July 1, 1998 into one defined contribution plan sponsored by ManUSA, as approved by the Board of Directors on March 26, 1998. The Company's costs associated with the plan were charged to the Company and were not material.

      c) POSTRETIREMENT BENEFIT PLAN

         In addition to the retirement plan, the Company participates in the postretirement benefit plan of ManUSA which provides retiree medical and life insurance benefits to those who have attained age 55 with 10 or more years of service. The plan provides the medical coverage for retirees and spouses under age 65. When the retirees or the covered dependents reach age 65, Medicare provides primary coverage and the plan provides secondary coverage. There is no contribution for post-age 65 coverage, and no contributions are required for retirees for life insurance coverage. The plan is unfunded.

         The postretirement benefit cost to the Company, which includes the expected cost of postretirement benefits for newly eligible employees and for vested employees, interest cost, and gains and losses arising from differences between actuarial assumptions and actual experience, is accounted for by the plan sponsor, ManUSA.

11.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values and estimated fair values of the Company's financial instruments at December 31, 1998 were as follows:


                                                     December 31, 1998                     December 31, 1997
                                       -----------------------------------------------------------------------------
                                               CARRYING              FAIR             CARRYING              FAIR
                                                 VALUE              VALUE               VALUE              VALUE
                                       -----------------------------------------------------------------------------
        Assets:
        Fixed maturity securities             $125,088           $125,088            $129,151            $129,151
        Short-term investments                  10,032             10,032               9,998               9,998
        Policy loans                               552                552                 398                 398
        Cash and cash equivalents                5,946              5,946               1,431               1,431


        Liabilities:
        Policyholder liabilities and
        accruals                                94,492             91,113              86,611              81,715

         The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

         Fixed Maturity Securities: Fair values for fixed maturity securities are obtained from an independent pricing service.

         Short-Term Investment and Cash and Cash Equivalents: Carrying values approximate fair values.

         Policy Loans:  Carrying values approximate fair values.

         Policyholder Liabilities and Accruals: Fair values of the Company's liabilities under contracts not involving significant mortality risk (deferred annuities) are estimated to be the cash surrender value, or the cost the Company would incur to extinguish the liability.


12.      LEASES

         The Company leases office space under an operating lease agreement which expires in 1999 and is subject to a renewal option at market rates prevailing at the time of renewal. For the years ended December 31, 1998 and 1997, the Company incurred rent expense of $95 and $84, respectively. The minimum lease payments associated with the office space are $61 in 1999.

13.      CAPITAL MAINTENANCE AGREEMENT

         Pursuant to a capital maintenance agreement and subject to regulatory approval, Manulife Financial has agreed to maintain the Company's statutory capital and surplus at a specified level and to ensure that sufficient funds are available for the timely payment of contractual obligations.

14.      CONTINGENCIES

         The Company is subject to various lawsuits that have arisen in the course of its business. Contingent liabilities arising from litigation, income taxes and other matters are not considered material in relation to the financial position of the Company.

15.      UNCERTAINTY DUE TO THE YEAR 2000 RISK (UNAUDITED)

         The Year 2000 risk is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The effects of the Year 2000 risk may be experienced before, on, or after January 1, 2000 and, if not addressed, could result in systems failures or miscalculations causing disruptions of normal business operations. It is not possible to be certain that the Company's Year 2000 program will fully resolve all aspects of the Year 2000 risk, including those related to third parties.

         A full discussion of the Company's Year 2000 program and Year 2000 review is contained in the Management's Discussion and Analysis Section of the Company's Annual Report on Form 10-K.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission Registration Fee            $  2,950
Printing                                                       $  5,000*
Edgarization Expenses                                          $  4,000*
Accounting fees and expenses                                   $ 20,000*
Legal fees and expenses                                        $  5,000*


*Estimates

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 10 of the Charter of the Company provides as follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


Article VII of the By-laws of the Company provides as follows:

Section VII.1. Indemnification of Directors and Officers. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or , if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.


Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


The Company currently sells an unallocated group annuity to retirement plans that qualify for special tax treatment under Section 401(a) of the Internal Revenue Code. Sales of these securities are not required to be registered under the Securities Act of 1933 (Section 3(a)(2) of this Act). Manufacturers Securities Services, LLC, the successor to NASL Financial Services, Inc., is the principal underwriter of the contracts. There is a minimum annualized contribution by each plan of $35,000 to maintain the contract. The value of a contract will vary according to the investment performance, charges and expenses of the subaccounts in which the contract is invested. As of December 31, 1998 the total variable assets in the unallocated group annuity was $5,549,966.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


Exhibit No.         Description



1(a) Underwriting and Distribution Agreement between The Manufacturers Life Insurance Company of New York (the "Company") and Manufacturers Securities Services, LLC. (Underwriter) --Incorporated by reference to Exhibit
                    (b)(3)(a) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed February 25, 1998.



1(b) Selling Agreement between The Manufacturers Life Insurance Company of New York, Manufactures Securities Services, LLC (Underwriter), Selling Broker Dealers and General Agent -- Incorporated by reference to Exhibit (b)(3)(b) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed February 25, 1998.

2                   Not Applicable


3(i)(a) Declaration of Intention and Charter of the Company -- Incorporated by reference to Exhibit (b)(6)(a)(i) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed February 25, 1998.



3(i)(b) Certificate of amendment of the Declaration of Intention and Charter of the Company Incorporated by reference to Exhibit
                    (b)(6)(a)(ii) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed February 25, 1998.



3(i)(c) Certificate of amendment of the Declaration of Intention and Charter of the Company Incorporated by reference to Exhibit
                    (b)(6)(a)(iii) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed February 25, 1998.



3(ii)               By-laws of the Company Incorporated by reference to Exhibit
                    (b)(6)(b) to post effective amendment no. 7 on Form N-4, file number 33-46217, filed February 25, 1998



4(i) Form of Individual Single Payment Deferred Fixed Annuity Non-Participating Contract --Previously filed as Exhibit 4(i) to the initial registration statement on Form S-1 filed July 17, 1997.



4(ii) Individual Retirement Annuity Endorsement -- Previously filed as Exhibit 4(ii) to the initial registration statement on Form S-1 filed July 17, 1997.



4(iii) ERISA Tax-Sheltered Annuity Endorsement -- Previously filed as Exhibit 4(iii) to the initial registration statement on Form S-1 filed July 17, 1997.



4(iv)                Tax-Sheltered Annuity Endorsement -- Previously filed as
                     Exhibit 4(iv) to the initial registration statement on Form S-1 filed July 17, 1997.

Exhibit No.         Description



4(v) Section 401 Plans Endorsement -- Previously filed as Exhibit 4(vi) to the initial registration statement on Form S-1 filed July 17, 1997.



5                   Opinion and Consent of Tracy A. Kane, Esq. - Filed herein.


6                   Not Applicable

7                   Not Applicable

8                   Not Applicable

9                   Not Applicable


10 Administrative Agreement between The Manufacturers Life Insurance Company of New York and The Manufacturers Life Insurance Company -- Incorporated by reference to Exhibit
                    (b)(8)(a) to post-effective amendment no. 7 to Form N-4, File No.33-46217, filed February 25, 1998.




                    Investment Services Agreement between The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company of New York -- Incorporated by reference to Exhibit 1(A)(8)(c) to pre-effective amendment no. 1 to The Manufacturers Life Insurance Company of New York Separate Account B Registration Statement on Form S-6, filed March 16, 1998.


11                  Not Applicable

12                  Not Applicable

13                  Not Applicable

14                  Not Applicable

15                  Not Applicable

16                  Not Applicable

17                  Not Applicable

18                  Not Applicable

19                  Not Applicable

20                  Not Applicable

21                  Not Applicable

22                  Not Applicable


23                  Consent of Ernst & Young LLP-- Filed herein.

Exhibit No.         Description



24 Power of Attorney -- The Manufacturers Life Insurance Company of New York Directors -- Incorporated by reference to Exhibit 7 to pre-effective amendment no. 1 on Form S-6, file number 333-33351, filed March 16, 1998.



                    Power of Attorney, James O'Malley and Thomas Borshoff - Incorporated by reference to Exhibit 14 to post-effective amendment no. 6 on Form N-4, file number 33-79112, filed March 2, 1999.


25                  Not Applicable

26                  Not Applicable


27                  Financial Data Schedule -- Filed herein.


28                  Not Applicable


(b) FINANCIAL STATEMENT SCHEDULES

Schedule I - Summary of Investments


Schedule III - Supplementary Insurance Information


Schedule IV - Reinsurance

              The Manufacturers Life Insurance Company of New York
                      Schedule I - Summary of Investments
                               December 31, 1998
                                 ($ Thousands)





                                                                                                    Amounts At Which
                                                                               Fair               Shown In The Balance
Type of Investment                                  Cost                       Value                     Sheet
------------------------------------------- ----------------------  ------------------------     ---------------------
Fixed maturity securities:
   United States Government                           $   11,018                 $   11,594                $   11,594
   Corporate debt securities                              99,696                    102,982                   102,982
   Mortgage-backed securities                              6,680                      6,784                     6,784
   Foreign Governments                                     2,449                      2,560                     2,560
   States / Political subdivisions                         1,059                      1,168                     1,168
                                            ======================     ======================    =====================
Total fixed maturity securities                        $ 120,902                  $ 125,088                 $ 125,088
                                            ======================     ======================    =====================

Investment in unconsolidated affiliate                       175                                                  175
Policy loans                                                 552                                                  552
Short-term investments                                    10,032                                               10,032
                                            ======================                               =====================
Total investments                                       $131,661                                             $135,847
                                            ======================                               =====================

              The Manufacturers Life Insurance Company Of New York
               Schedule III - Supplementary Insurance Information
                                  ($ Thousands)




                               Future Policy                                                    Benefits,    Amortization
                   Deferred      Benefits                    Other                                Claims      of Deferred
                    Policy    Losses, Claims                 Policy                   Net       Losses and      Policy
    Segment      Acquisition     and Loss      Unearned    Claims and  Premium    Investment    Settlement    Acquisition
                    Costs        Expenses      Premiums     Benefits    Revenue     Income       Expenses        Costs      Expenses
                                                            Payable

      1998
Annuities            $ 36,780        $ 93,960         -          -          -      $ 9,756      $ 4,595         $ 4,843    $  7,426

Savings      and
Retirement
Services                    -             525         -          -          -           28            8               -         534
Life Insurance             51               7         -          -          -            2            -               6       2,399
                 ===================================================================================================================
Total                $ 36,831        $ 94,492         -          -          -      $ 9,786      $ 4,603         $ 4,849    $ 10,359
                 ===================================================================================================================
      1997
Annuities             $28,364        $ 86,611         -          -          -      $ 6,717      $ 4,747         $ 3,393    $  5,845

                 ===================================================================================================================
Total                 $28,364        $ 86,611         -          -          -      $ 6,717      $ 4,747         $ 3,393    $  5,845
                 ===================================================================================================================
      1996
Annuities             $20,208        $ 80,033         -          -          -      $ 5,224      $ 4,189         $ 2,319    $  1,192

                 ===================================================================================================================
Total                 $20,208        $ 80,033         -          -          -      $ 5,224      $ 4,189         $ 2,319    $  1,192
                 ===================================================================================================================

              The Manufacturers Life Insurance Company Of New York
                           Schedule IV -- Reinsurance
                                  ($ Thousands)





                                                                    Assumed                    Percentage of
                                                     Ceded to           From                       Amount
                                        Gross          Other          Other           Net         Assumed
             Segment                   Amount        Companies      Companies       Amount         to Net

Year ended December 31, 1998
Life insurance inforce                   $ 67,955       $ 60,155              -        $ 7,800             0%

Premiums-Life Insurance                       108             93              -             15             0%

                                   ===========================================================================
Total                                      $  108          $  93              -          $  15             0%
                                   ===========================================================================
Year ended December 31, 1997
Life insurance inforce                    $ 3,000        $ 2,800              -          $ 200             0%

Premiums-Life Insurance                         -              -              -              -             0%
                                   ===========================================================================
Total                                           -              -              -              -             0%
                                   ===========================================================================

Year ended December 31, 1996
Life insurance inforce                          -              -              -              -             0%

Premiums-Life Insurance                         -              -              -              -             0%
                                   ===========================================================================
Total
                                                -              -              -              -             0%
                                   ===========================================================================

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this amended Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on this 1st day of April, 1999.


                                            THE MANUFACTURERS LIFE
                                            INSURANCE COMPANY OF NEW YORK
                                                (Registrant)


                                            By:   /s/ A. Scott Logan
                                                  A. Scott Logan, President



Attest:

/s/Tracy A. Kane

Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities with the Registrant as indicated on this 1st day of April, 1999.


SIGNATURE                                   TITLE


/s/ A. Scott Logan                  Director, and President
______________________              (Principal Executive Officer)
A. Scott Logan

*____________________               Chairman of the Board
John D. Richardson                          of Directors

*_____________________              Director
Bruce Avedon

*_____________________              Director
John D. DesPrez, III

*_____________________              Director
Ruth Ann Flemming

*_____________________              Director
Theodore Kilkuskie

*_____________________              Director
Neil M. Merkl

*_____________________              Director
James K. Robinson

*_____________________              Director
James O'Malley

*_____________________              Director
Thomas Borshoff

/s/David W. Libbey                  Treasurer (Principal
______________________              Financial and Accounting
David W. Libbey                     Officer)



*By:     /s/Tracy A. Kane
         _________________________
         Tracy A. Kane
         Attorney-in-Fact Pursuant
         to Powers of Attorney

                                  EXHIBIT INDEX


Exhibit No.                Description

5                          Opinion and Consent of Tracy A. Kane, Esq.

23                         Consent of Ernst & Young LLP

27                         Financial Data Schedule